                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                               AMENDMENT NO. 3 TO

                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Under Section 12(b) or (g) of the Securities Exchange Act of 1934





                                     VISCORP
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               Nevada                                  88-0101953
--------------------------------------------------------------------------------
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

 111 North Canal Street, Suite 933                     60606
-----------------------------------       --------------------------------------
 Chicago, Illinois                                     (Zip Code)
----------------------------------------
(Address of principal executive offices)


  Issuer's telephone number, (312) 655-0903
                                   ------------------


 Securities to be registered under Section 12(b) of the Act:

 Title of each class                     Name of each exchange on which each
 to be so registered                     class is to be registered

                None                                      None
-----------------------------------       --------------------------------------

-----------------------------------       --------------------------------------


 Securities to be registered under Section 12(g) of the Act:

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                                (Title of class)

--------------------------------------------------------------------------------
                                 (Title of class)

AN INVESTMENT IN THE COMPANY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE RISK FACTORS INVOLVED IN AN INVESTMENT IN THE COMPANY, INCLUDING THE FOLLOWING: (A) THAT THE COMPANY IS A DEVELOPMENT STAGE COMPANY THAT HAS GENERATED NO CASH REVENUES SINCE ITS INCEPTION, (B) THE COMPANY'S HISTORY OF LOSSES, (C) THAT THE COMPANY CURRENTLY IS INSOLVENT AND COULD BE THE SUBJECT OF BANKRUPTCY PROCEEDINGS, (D) DOUBT AS TO WHETHER THE COMPANY CAN CONTINUE AS A GOING CONCERN, (E) INTENSE COMPETITION IN THE INDUSTRY IN WHICH THE COMPANY OPERATES, (F) VOLATILITY OF THE COMPANY'S STOCK PRICE AND (G) THE UNCERTAINTY OF FUTURE FUNDING. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ EACH SECTION OF THIS REGISTRATION STATEMENT WHICH CONTAIN THESE AND OTHER RISK FACTORS.



ITEM 1.   BUSINESS.

GENERAL

     Visual Information Service Corp. ("VISC") was incorporated in Illinois in May, 1990 and was founded to develop an electronic device capable of adding modem, video data and telephone features to an ordinary television receiver over a telephone line. The Company is seeking to take advantage of current and future worldwide interest in networked interactivity by introducing a series of affordable products and services that connect the standard television set and the telephone so that interactivity (and especially the Internet) can become a truly mass-market phenomenon. On November 28, 1995, VISC merged into Global Telephone and Communications, Inc. ("GTCI"). GTCI was incorporated in Nevada on May 30, 1984. The planned operation of GTCI was to provide consulting services for the public and private sectors. At the time of the merger, GTCI was a shell company and not operating as a going concern. To the Company's knowledge, GTCI never operated as a consultant nor carried on any type of business at any time prior to the merger. The merger was consummated because the common stock of GTCI traded on the Nasdaq Bulletin Board, and thus, the merger provided VISC an entity which already had a public presence. Pursuant to the merger each share of common stock of VISC was exchanged for four shares of common stock of GTCI. Following the merger, GTCI changed its name to Viscorp. As used herein, the Company refers to Viscorp and its subsidiary VISC.

     The Company continues to be in the development phase of operation. The Company is developing two products -- the Universal Internet Television Interface ("UITI") and the Electronic Device ("ED"). The Company's design team has performed extensive research and development in connection with these two products, including: the manufacture and implementation of industrial and mechanical designs for the products' casing and remote control devices, the creation of electrical designs and programmable logic, as well as the development of new operating systems and enhancements to existing operating systems (i.e. Amiga) to accommodate applications software. The long range target of the Company's research and development efforts is to create a custom chip and software component to target television


                                       (2)
manufacturers, telephone companies and cable television companies. The Company is also engaged in initial marketing efforts with original equipment manufacturers ("OEMs") to incorporate the Company's technology into the OEM's products, and with multi-level marketing groups (such as Quorom, an Arizona company that offers marketing and sales assistance for manufacturers of "high-end" electronic products) to discuss the marketing potential of the UITI and the ED. Although the Company is continuing its marketing efforts, the Company has not yet entered into any contracts with OEMs or marketing groups in connection with its products. Since 1990, the Company has generated losses as a result of significant expenditures on research and development and substantial overhead expenses.


     The Company has generated losses since its inception in May, 1990 and currently cannot generate sufficient revenues and cash flow from operations to meet its business obligations. The Company currently is insolvent and could be the subject of bankruptcy proceedings unless it obtains additional capital. In prior years, the Company was able to raise capital by issuing its Common Stock in private placements. The Company's future operations are predicated on raising additional capital in debt or equity markets. Any implementation of the commercialization of the UITI and the ED is dependent on obtaining additional financing that is necessary to achieve a level of sales adequate to support the Company's operations. In December, 1996, the Company entered into an agreement with a placement agent, Wincap, Ltd., for a private offering (the "Offering") of the Company's 8% Cumulative Convertible Preferred Stock, $0.01 par value per share (the "8% Preferred Stock"). The Company offered a minimum of 2,000,000 and a maximum of 6,666,667 shares of the 8% Preferred Stock (the "Preferred
Shares") for consideration of between $3,000,000 and $10,000,000.   On March 6,
1997, the Company sold 2,031,832 Preferred Shares for a total consideration of approximately $3,045,000. Of this amount, the Company received approximately $2,690,000 which it intends to use for debt repayment and working capital. The Offering is ongoing in an attempt to secure additional financing. See "Item 10 -- Recent Sales of Unregistered Securities".


PRODUCTS

     The UITI is a set top device which is designed to give the home television viewer access to the Internet, World Wide Web and other on-line services. The ED is an enhanced set top device which, in addition to on-line services, will feature capabilities such as telephone reception and dial-up, facsimile, pay-per-view options and electronic mail. The UITI and the ED are designed to be placed next to or on top of a standard television set and connect directly to a telephone jack either through a conventional telephone wire or through wireless radio frequency connectivity. Through the use of specifically configured fonts, the television set presents text and graphics that can be viewed at normal television viewing distances. The UITI and the ED are equipped with a modem, video and audio circuitry, and a controller. Extensive functions may also be controlled with an enhanced remote control, currently being developed by the Company's engineers. The commodities which constitute the raw materials for the UITI and the ED presently are either available on the open market, or are available from select suppliers. Negotiations currently are taking place between the Company and various other entities in order for the Company to acquire the materials necessary to produce the housing of the UITI and the ED boxes, and for the remote control casing.


                                       (3)

     The UITI is a very similar product to the device currently being marketed as "WEB-TV". The UITI is strictly an internet access device using the customer's television set and phone line. Although the UITI technology is similar to WEB-TV technology, the Company intends to market the UITI technology differently. In addition to producing a set-top device, the Company is seeking to license the UITI technology to OEMs to be built into a television set, making the separate set-top device optional. The Company began negotiations with various OEMs in May, 1996, but no contracts have yet been entered into with any such OEMs. The ED incorporates the features of the UITI and adds many features not available with WEB-TV. Some of these include: the ability (i) to make and receive telephone calls through the television set, (ii) to display "caller-id" information on the television screen, (iii) to send facsimile, and (iv) to function as a television tuner. As with the UITI, the Company is seeking to license the ED technology to OEMs to be built into a television set, making the separate set-top device optional.

     The Company believes that recently introduced products, such as WEB-TV, are creating market awareness and may help consumers understand such products. However, late entry into the interactive television market could result in lost sales opportunities for the Company and difficulty with brand recognition once the Company's products are introduced. In addition, the Company may not have adequate financial resources to successfully bring its products to the marketplace. See "Item 1 -- Business-General" and "Item 2 -- Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


     In April, 1996, the Company entered into an agreement with Solectron France S.A., a US-based manufacturing company listed on the New York Stock Exchange ("Solectron"), pursuant to which Solectron produced the first 30 prototypes of the UITI at Solectron's facilities in France. The agreement expired when Solectron's design participation was completed upon the delivery of the UITI prototypes to the Company in September of 1996. The total service price for the contract was 231,000 French francs (taxes excluded). The approximate U.S. value of this contract was $56,000. Although the contract price was stated in French francs, Solectron continually has billed and the Company continually has made all payments in United States currency. Approximately $12,000 remains as an
outstanding balance due Solectron pursuant to this agreement.   Discussions are
ongoing between the Company and Solectron with respect to its payment obligations. Solectron's manufacturing expertise in collaboration with the Company's design techniques produced the working prototypes of the UITI. The Company expects the UITI product to be fully operational and deliverable to the marketplace by mid-1997.


     The Company conducted a field test of a preliminary prototype of the ED with Booth Communications, a cable television system operator based in Birmingham, Michigan. The ED was placed in the homes of approximately twenty cable subscribers and connected to the existing cable set-top box to provide access to the Internet, CompuServe and other services, including facsimile, TV-based speaker phone, caller ID and pay-per-view ordering. Sigma Research Management Group, an independent market-research firm, conducted a series of quantitative and qualitative studies (including focus groups) of the participating cable subscribers. The trial lasted approximately six months and was concluded in March, 1996. The study revealed that some functions provided by the ED may require redesign, changes to the feature array and expansion of capability. Technical and market-research results from this trial have been


                                       (4)
incorporated into the Company's revised prototype designs of the UITI and the ED. The Company has not yet fully completed the development of the UITI and the ED devices. Final design and testing of both hardware and software to be used with these products is ongoing. There are several companies who have the ability to build the products. The Company has entered into preliminary discussions with some, including Solectron in France. The products will ultimately be built in several locations, depending on various factors including: destination of the products and whether the products are a stand alone set-top box or built into a television set. If the latter were the case, the products would be constructed by OEMs.

     The Company expects the ED product to be fully operational and deliverable to the marketplace by late-1997. The ED accesses information available from computer sites, which is transmitted over lines provided by telephone and cable companies, and is displayed on the television screen. The Company must rely upon third parties to provide the foregoing signal transmission mechanisms. However, cable companies have begun the process of installing cable lines capable of supporting the ED system, in response to market forces calling for the improvement of antedated cable equipment. Therefore, the Company need not enter into any material alliances or collaborations in this regard. Although there are no statistics available as to the actual number of cable systems so equipped, the installation of data delivery systems within cable television systems appears to be proceeding at a slower pace than originally anticipated. However, both the UITI and the ED can be configured to receive all necessary data over ordinary telephone lines.

     Although the field test demonstrated the functionality of the Company's products, there is no assurance that the Company will be able to successfully manufacture or market the UITI and/or the ED.

PATENTS

     The Company owns several patents covering the features of the UITI and the ED, which expire commencing on March 7, 2012, assuming all maintenance fees are paid. The Company relies on patents to protect its proprietary rights. The Company's success will depend in part on its ability to obtain patent protection for its products and to operate without infringing on the patent or other proprietary rights of others. There can be no assurance that patent applications filed by the Company will result in the issuance of patents of the scope and breadth of those previously granted to the Company or that any patents now or hereafter owned by the Company will afford protection against competitors which develop similar technology or provide products with competitive advantages to those designed by the Company. In addition, there can be no assurance that any patents issued to the Company will be held valid if subsequently challenged or that others will not claim rights in the patents and other proprietary technology without violating any of the Company's proprietary rights. The Company has been involved in legal proceedings with regard to certain of its intellectual property rights. See "Item 8 -- Legal Proceedings." There can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. Patent enforcement is expensive, and the Company may not have the resources to pursue such protection. In the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent or superior technology.


                                       (5)

LICENSES

     In December, 1995, the Company entered into an agreement with Amiga Technologies GmbH, a German company ("Amiga"), for a nonexclusive, nontransferable license to the Amiga computer operating system technology. The initial term of the agreement expires December 26, 1998. Unless terminated, in accordance with the terms of the agreement, the agreement is renewable for subsequent three-year periods at the licensee's option. For a detailed discussion of potential implications due to the bankruptcy of Amiga, see "Other Material Agreements". In January, 1996, the Company paid an initial royalty deposit of $450,000 to Amiga. The Company is required to pay usage royalties as defined in the agreement. To date, no usage royalties have been paid by the Company and therefore the $450,000 deposit remains unchanged. However, because Amiga is in bankruptcy, the Company has determined that this amount is not recoverable. See "Other Material Agreements." The agreement provides that the Company may sublicense its rights under the license for others to perform any licensed acts for the Company. The Company intends to use the Amiga operating system and chip sets in producing the UITI and the ED and also intends to sublicense the Amiga technology to others. The Company believes the Amiga operating system will enhance the operational capacity of the UITI and the ED. The Company has produced a prototype of the base board utilizing the Amiga operating system and chip sets which boards will be used to produce the UITI and the ED which currently is in the process of being tested.

     In December, 1994, the Company entered into a license agreement with NTN Communications, Inc. ("NTN"). The initial term of the agreement expires December 31, 2001. Unless terminated, in accordance with the terms of the agreement, the agreement will be extended for a period of seven years. The agreement provides the Company with a nonexclusive worldwide license to promote, market and develop an on-line computer service, which will be provided by NTN, for use with the Company's products. The technology of this service provides two-way interactive computerized games that are broadcast to multiple locations, can be played by multiple participants at each location and enables the retrieval and processing of data entered by the participants. The Company is required to pay usage royalties as defined in the agreement. The Company agreed to pay NTN $250,000 upon signing the agreement. To date, the Company has paid $200,000 of this amount, with $50,000 having been due to NTN on December 31, 1996. NTN has granted the Company an extension for the payment of this amount which expires on March 31, 1997. The use of this license has not yet generated any revenues for the Company.

     In January, 1995, the Company entered into a license agreement with Digital Sciences, Inc. ("Digital") to license the ED technology and services. The agreement with Digital (the "Digital Agreement") granted to Digital an exclusive license to use the ED technology and services, solely in the health care industry in the United States and Canada, for a period of ten years. On February 27, 1995, the Company received an initial license fee payable in the form of 250,000 shares of Digital stock valued at $2.50 per share, for a total value of $629,688, which amount reflected a 35% discount from the trading price of $3.875 per share or $968,750 because the shares were restricted (the "Digital Stock"). Pursuant to a merger in April 1996, each share of Digital Stock was converted to one share of stock of Intelligent Decision Systems, Inc. ("IDSI").


                                       (6)

     In November, 1996, the Company transferred all of its shares of IDSI stock to an individual in exchange for the cancellation of a loan of $500,000 made by such individual to the Company in October, 1996. The $500,000 loan was a demand loan which bore no interest. When the individual requested repayment, the Company negotiated a transaction whereby 250,000 shares of IDSI stock would be transferred to this individual in repayment of the loan. The Company and the individual settled on a $2.00 per share valuation on the stock because the price of the IDSI stock which is traded on the Nasdaq Bulletin Board was fluctuating between $1.375 and $2.19 during the period when the stock was transferred. In addition to the initial license fee, Digital is obligated to pay additional license fees based on a percentage of gross revenues derived from the use of the ED technology and services. The Company did not receive any additional license fees from Digital in 1995, other than the initial license fee, and there is no assurance that the Digital Agreement will generate additional license fees in the future.


OTHER MATERIAL AGREEMENTS

     On July 18, 1996, the Company entered into an agreement with Amiga (the "Amiga Agreement") to acquire certain assets of Amiga (the "Amiga Assets"). The Amiga Assets would be acquired by the Company from the bankruptcy estate of Escom Beteiligungs GmbH (a former manufacturer and distributor of IBM compatible computers throughout Europe) (the "bankruptcy estate of Escom"). The Amiga Agreement was cancelled during the beginning of the fourth quarter of 1996 because the Company was unable to secure the necessary financing to consummate the transaction. No new agreement has been entered into between the Company and Amiga.


     Although the Amiga Agreement was cancelled, the Company intends to continue its use of the Amiga computer operating system in accordance with the provisions of its December, 1995 licensing agreement with Amiga. If it is determined that the Company's licensing agreement with Amiga is unenforceable because Amiga currently is the subject of German bankruptcy proceedings, the Company intends to (i) seek to enter into a new licensing agreement with any subsequent purchaser of Amiga with respect to the intellectual property or (ii) to acquire the Amiga portfolio of intellectual property in the open market. However, any acquisition of the Amiga portfolio of intellectual property in the open market will be dependent on obtaining additional financing in debt or equity markets. The Company does not intend to finance any of the Amiga related objectives with the proceeds of the sale of the 8% Preferred Stock.


COMPETITION

     The Company faces intense competition within the interactive television industry, an industry in the midst of a period of significant volatility due to the convergence of computing, telephony and television. Currently, there are many companies developing, in various stages, systems similar to the Company's products. Products or procedures may become commercially available that are competitive with the Company's products. Most of the Company's competitors have substantially longer operating histories and substantially greater financial and managerial experience and resources. However, the Company does not believe that any of these companies currently are developing products with the same set of performance capabilities the Company


                                       (7)
expects to develop with its products. The company intends to have discussions with many OEMS with the intent of licensing the UITI and the ED technology to be built into new television sets. The Company believes that this is one of the features of their products that gives it a competitive advantage. Currently most other planned and existing similar products (i.e. WEB-TV) are set-top devices and are not being licensed to OEMs.

     The UITI is a very similar product to the device currently being marketed as "WEB-TV". The UITI is strictly an internet access device using the customer's television set and phone line. Although the UITI technology is similar to WEB-TV technology, the Company intends to market the UITI technology differently. In addition to producing a set-top device, the Company is seeking to license the UITI technology to OEMs to be built into a television set, making the separate set-top device optional. As of this date, the Company has not entered into any contracts or agreements with OEMs, and does not know if any of its competitors have entered into such agreements with the exception of Interactive Video Publishing, Inc. ("IVP"). IVP entered into a license agreement with Curtis Mathis Holding Inc. ("Curtis") in April, 1996 which purported to incorporate the Company's technology into television sets produced by Curtis. The Company filed a lawsuit against IVP and three of its employees in July, 1996 and received a preliminary injunction against IVP's used of the Company's technology in December, 1996. See "Item 8 -- Legal Proceedings".

     The ED incorporates the features of the UITI and adds many features not available with WEB-TV. Some of these include: the ability to (i) make and receive telephone calls through the television set, (ii) to display "caller-id" information on the television screen, (iii) to send facsimile, and (iv) to function as a television tuner. As with the UITI, the Company is seeking to license the ED technology to OEMs to be built into a television set, making the separate set-top device optional.

     Competitors for the Company include the following: (i) television manufacturers such as Sony Electronics Corp. and Philips Consumer Electronics Co. -- often working in conjunction with computer companies -- that have introduced Internet-access set-top devices such as WEB-TV and/or "smart" interactive TV sets; (ii) computer companies such as Oracle Corp., IBM Corp., Sun Microsystems Inc., Netscape Communications Corp. and Apple Computer Inc. who have announced plans to develop "network computers", which are stripped-down devices to be used in place of an expensive home personal computer system to provide access to the Internet and e-mail; (iii) video game companies such as Sega Genesis, Sony Electronics Corp. and Philips Consumer Electronics Co. that plan to enhance their game machines with Internet access and on-line capabilities; (iv) cable television set-top device manufacturers such as General Instrument and Scientific Atlanta that are enhancing the overall performance capabilities of their current analog and newer all-digital converter boxes; and
(v) independent companies like the Company.


     The Company believes that recently introduced products, such as WEB-TV, are creating market awareness and may help consumers understand such products. However, late entry into the interactive television market could result in lost sales opportunities for the Company and difficulty with brand recognition once the Company's products are introduced. In addition, the Company may not have adequate financial resources to successfully bring its products to the marketplace. See "Item 1 -- Business-General" and "Item 2 -- Management's


                                       (8)

Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


EMPLOYEES

     In addition to its officers, the Company has five employees in its office in Chicago. The Company also routinely utilizes the services of consultants.


                                       (9)

ITEM 2.   FINANCIAL INFORMATION.

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements, related notes and other information included in this Memorandum (See "Exhibit A -Financial Statements of the Company"). The statement of operations data set forth below for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the financial statements of the Company, all of which, except for the statement of operations for 1991, have been audited by Blackman Kallick Bartelstein, LLP, independent auditors. The selected financial data for the nine months ended September 30, 1995 and 1996 and the statement of operations data for the year ended December 31, 1991 are unaudited and include, in the opinion of the Company, all adjustments, consisting of only normal recurring accruals, that the Company considers necessary for a fair presentation of its results for such periods.




                                                                                                           NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                               SEPTEMBER 30,
                                        ---------------------------------------------------------        ------------------------
                                        1991       1992        1993          1994        1995            1995            1996
                                        ----       ----        ----          ----        ----            ----            ----
STATEMENT OF OPERATIONS DATA
Income . . . . . . . . . . . . . . .         0           0           0             0     (629,688)(1)    (629,688)(1)          0
 Operating Expenses
 Research and development. . . . . .    75,592     199,924     622,428       701,460    1,134,262         652,641      1,124,236
 Expenses related to
  unrecoverable royalty
  deposit. . . . . . . . . . . . . .         0           0           0             0            0               0        450,000
 Travel and entertainment. . . . . .    11,633      53,233     122,840       194,162      620,012         442,330        355,738
 Legal fees. . . . . . . . . . . . .    34,553      66,078     150,133        28,508      552,109         264,217        665,750
 Consulting. . . . . . . . . . . . .     6,678      39,711      17,789        73,786      353,915         333,175        312,934
 Stock option compensation
  and consulting expense . . . . . .         0           0           0             0            0               0      3,675,000
 Other general and
  administrative including
  salaries . . . . . . . . . . . . .   117,357     239,085     335,170       341,448      562,191         331,594        741,619
                                     ---------   ---------   ---------     ---------    ---------       ---------      ---------
  Total Operating Expenses . . . . .   245,813     598,031   1,248,360     1,339,364    3,222,489       2,023,957      7,305,277

Operating Losses . . . . . . . . . .   245,813     598,031   1,248,360     1,339,364    2,592,801       1,394,269      7,305,277
Other expense (income)
 Interest expense - other
   (stockholder debt). . . . . . . .    32,380      67,552     109,429                      2,910               0         17,126
 Interest expense - other. . . . . .         0           0           0             0        1,103               0              0
 Interest income . . . . . . . . . .         0           0           0        (4,095)      (8,761)         (1,693)        (6,321)
 Loss on disposal of
  equipment. . . . . . . . . . . . .         0           0       2,817           757            0               0              0
                                     ---------   ---------   ---------     ---------    ---------       ---------      ---------
  Net loss . . . . . . . . . . . . .   278,193     665,583   1,360,606     1,336,026    2,588,053       1,392,576      7,316,082
Average shares outstanding . . . . .   982,000     982,000   7,104,092    11,775,976   17,190,915      16,042,308     21,595,781
 Loss per share. . . . . . . . . . .       .28         .68         .19           .12          .15             .08            .34

BALANCE SHEET DATA

Total assets . . . . . . . . . . . .    46,246      29,492      16,982       664,328    1,258,853         822,748        610,055
Total liabilities. . . . . . . . . .   424,807   1,073,636   1,622,532       170,576      552,217         910,058      2,264,488
Shareholders equity (deficit). . . .  (378,561) (1,044,144) (1,605,550)      493,752      706,636         (87,310)    (1,204,433)

_____________________
(1) Represents the estimated market value of the 250,000 shares of Digital received by the Company as the initial license fee under the Digital License Agreement. See "Business - Licenses".


                                      (10)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The information in this section should be read together with the consolidated financial statements and notes thereto that are included elsewhere in this Registration Statement.

     The Company has incurred net losses in its last three fiscal years. Moreover, there can be no assurance that the ED or the UITI will ever generate significant revenues, will generate any revenues or that they will do so in the time periods estimated by the Company. There can be no assurance that any of the Company's products will be introduced or marketed successfully, or that the Company will ever achieve a profitable level of operations or, if profitability is achieved, that it can be sustained.


     The Company's auditors have included an explanatory paragraph in their report with respect to the Company's financial statements included herein which states that the Company cannot currently generate sufficient revenues and cash flow from operations to meet its business obligations and, therefore, future operations are predicated on raising additional capital in debt or equity markets. In December, 1996, the Company entered into an agreement with a placement agent, Wincap, Ltd. ("Wincap"), for a private offering (the "Offering") of the Company's 8% Cumulative Convertible Preferred Stock, $0.01 par value per share (the "8% Preferred Stock"). The Company offered a minimum of 2,000,000 and a maximum of 6,666,667 shares of the 8% Preferred Stock (the "Preferred Shares") for consideration of between $3,000,000 and $10,000,000. On March 6, 1997, the Company sold 2,031,832
Preferred Shares for a total consideration of approximately $3,045,000. Of this amount, the Company received approximately $2,690,000 which it intends to use for debt repayment and working capital. The Offering is ongoing in an attempt to secure additional financing. See "Item 10 -- Recent Sales of Unregistered Securities."


     The Company's President resigned on January 8, 1997, and a Severance Agreement was approved by the Board of Directors and executed on that same date. Lawrence D. Siegel has temporarily assumed the duties previously performed by Mr. Buck for a period of two months commencing January 22, 1997. The trial period was designed to allow the Company to assess its needs and determine whether Mr. Siegel should serve as the Company's President. At the end of such trial period, the Company will decide whether to seek to enter into an employment agreement with Mr. Siegel. See "Item 5 -- Directors and Executive Officers -- Board of Directors." The Company terminated David Rosen from his position as Vice President-Marketing, effective January 27, 1997. The Company has not yet appointed a successor to assume Mr. Rosen's duties. Mitchell Melamed resigned from his position as Secretary of the Company on February 14, 1997. Mr. Melamed's duties have been temporarily assumed by Hugh Jencks until the Company appoints a successor.


     In November, 1996, the Company transferred all of its shares of IDSI stock to an individual in exchange for the cancellation of a loan of $500,000 made by such individual to the Company in October, 1996. The $500,000 loan was a demand loan which bore no interest. When the individual requested repayment, the Company negotiated a transaction whereby 250,000 shares of IDSI stock would be transferred to this individual in repayment of the loan. The Company and the individual settled on a $2.00 per share valuation on the stock because the price of the IDSI stock which is traded on the Nasdaq Bulletin Board was fluctuating between $1.375 and $2.19 during the period when the stock was transferred. The Company will


                                      (11)
recognize a loss on this transaction of approximately $130,000. See "Item 1 -- Business -- Licenses."


     On July 18, 1996, the Company entered into an agreement with Amiga (the "Amiga Agreement") to acquire certain assets of Amiga (the "Amiga Assets"). The Amiga Assets would be acquired by the Company from the bankruptcy estate of Escom Beteiligungs GmbH (a former manufacturer and distributor of IBM compatible computers throughout Europe) (the "bankruptcy estate of Escom"). The Amiga Agreement was cancelled during the beginning of the fourth quarter of 1996 because the Company was unable to secure the necessary financing to consummate the transaction. No new agreement has been entered into between the Company and Amiga. See "Item 1 -- Business -- Other Material Agreements."


     Prior to its attempted purchase of Amiga, in December, 1995, the Company entered into an agreement with Amiga for a nonexclusive, nontransferable license to the Amiga computer operating system technology. The initial term of the agreement expires December 26, 1998. Unless terminated, in accordance with the terms of the agreement, the agreement is renewable for subsequent three-year periods at the licensee's option. In January, 1996, the Company paid an initial royalty deposit of $450,000 to Amiga. The Company is required to pay usage royalties as defined in the agreement. To date, no usage royalties have been paid by the Company. However, because Amiga is in bankruptcy, the Company believes the $450,000 deposit is now not recoverable and therefore has been charged to expense in the nine months ended September 30, 1996.


     The Company, two directors, Jerome Greenberg and Roger Remillard, and a former director, William Buck, are defendants in a lawsuit filed by a former employee, Nolan Bushnell. This lawsuit currently is being tried in the United States District Court for the Northern District of California. The second amended complaint dated April 30, 1996 alleges multiple claims including breach of fiduciary duty, breach of oral agreement, wrongful termination of employment, interference with contract, breach of employment agreement and fraudulent misrepresentation, all arising out of the plaintiff's employment over a period of 2 1/2 months as the Company's President, the termination of his employment and the aborted negotiations for a proposed merger between the Company and the plaintiff's company. Damages claimed are in excess of $10 million for failure to transfer approximately four million shares of the Company's stock allegedly promised to the plaintiff, salary and expenses arising out of his employment relationship and punitive damages. The dollar amount of damages claimed is dependent upon the current per share price of the Company's stock. The Company's first summary adjudication motion, challenging the plaintiff's claim for failure to transfer approximately four million shares of Company stock, was granted by the District Court on August 29, 1996, thus precluding the plaintiff from recovering any shares of stock from the Company. Although this claim has been dismissed, the plaintiff filed a motion for reconsideration, which was heard by the District Court on October 11, 1996. On December 6, 1996, the District Court denied the plaintiff's motion for reconsideration. The Company filed a summary adjudication motion against the plaintiff on all his remaining claims, which also was heard by the District Court on October 11, 1996. On December 6, 1996, the Court granted the Company's summary adjudication motion and dismissed all of the plaintiff's remaining claims. It remains possible that the summary adjudication orders could be overturned on appeal. Should the orders be overturned, and should the plaintiff prevail on these claims, the Company may be materially adversely affected by the outcome.

     The Company filed a lawsuit against three individuals formerly associated with the Company, David Serlin, Steve Owens and Kaori Kuwata, and the corporation which currently employs each of the foregoing individuals, Interactive Video Publishing, Inc., on July 25, 1996


                                      (12)
in the United States District Court for the Northern District of California. The Company's complaint alleges misappropriation of trade secrets, conversion and breach of fiduciary duty arising out of the individual defendants' previous confidential relationships with the Company, access to proprietary information including the technology, hardware design, software, parts selection, feature set and architecture of the ED technology and subsequent transmittal of this proprietary information to the defendant corporation for its beneficial use. The Company is seeking declaratory and injunctive relief, as well as monetary damages. The defendants filed various counterclaims against the Company on September 13, 1995 alleging intentional interference with economic advantage, intentional interference with contractual relations and unfair competition arising out of the same set of occurrences. The defendants are seeking damages for lost profits, injury to business reputation, diminution of value of proprietary data, loss of customers and loss of investments. In addition, the defendants are seeking a declaratory judgment of no misappropriation of trade secrets, injunctive relief and punitive damages.

     The Company has filed a motion for a preliminary injunction, which motion was heard by the District Court on October 25, 1996. On December 4, 1996, the District Court granted the Company's motion and issued a preliminary injunction against the defendants. The injunction enjoins the defendants, during the pendency of the action, from using any of the Company's trade secrets or technology. Because the lawsuit is still in the discovery stage, it is not possible to determine the probable likelihood of an adverse ruling on the defendants' counterclaims. However, if the defendants succeeded on their counterclaims, and were awarded significant monetary damages, and/or injunctive or declaratory relief against the Company, the Company could be materially adversely affected. The Company believes the allegations in the defendants' counterclaims are without merit and intends to vigorously defend itself against the actions.

     An additional lawsuit was filed against the Company by David Serlin and another individual formerly associated with Company, Marvin Lerch, on December 20, 1996 in the United States District Court for the Northern District of California. The complaint alleges multiple claims including breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty, wrongful termination and conversion, all arising out of the plaintiffs' employment with the Company during 1995. Damages claimed are for failure to transfer 400,000 shares of the Company's stock and 284,000 options to purchase the Company's stock allegedly promised to each of the plaintiffs, lost profits and business opportunities arising out of the employment relationships and punitive damages. The dollar amount of damages claimed is dependent upon the current per share price of the Company's stock.

     Because the lawsuit has not yet reached the discovery stage, it is not possible to determine the probable likelihood of an adverse ruling on the plaintiffs' claims. However, if the plaintiffs succeeded on their claims, and were awarded significant monetary damages against the Company, the Company could be materially adversely affected. Although the Company has not had enough time to respond to the complaint, the Company intends to vigorously defend itself against the action.


                                      (13)

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     The Company had no license income in the first nine months of fiscal 1996 compared to $629,688 in the first nine months of fiscal 1995. The $629,688 represented the value of the 250,000 shares of Digital stock received by the Company as an initial license fee pursuant to the Digital Agreement in 1995.

     Research and Development Expenses increased to $1,124,236 for the first nine months of fiscal 1996 from $652,641 for the first nine months of fiscal 1995, an increase of $471,595. This increase was due to the increased activity relating to the production of a prototype of the ED, hiring additional engineers and amortization of Amiga license agreement prepaid royalties.


     Travel and entertainment expenses decreased to $335,738 for the first nine months of fiscal 1996 from $442,330 for the first nine months of fiscal 1995, a decrease of $106,592. The decrease was due to the reduction in travel by executive officers in connection with work relating to the Company's patents.

     Legal fees increased to $665,750 for the first nine months of fiscal 1996 from $264,217 for the first nine months of fiscal 1995, an increase of $401,533. This increase was due to increased activity relating to the Bushnell litigation and Serlin litigation.


     Other general and administrative expenses increased to $741,619 for the first nine months of fiscal 1996 from $331,594 for the first nine months of fiscal 1995, an increase of $410,025. This increase was due to preparation and production of marketing and advertising materials , the relocation of the Company into larger office facilities, and hiring of additional employees.


     An amount of $450,000 has been charged to Operating Expenses for the period ending September 30, 1996 in connection with the Company's December, 1995 licensing agreement with Amiga. In January 1996, the Company paid an initial royalty deposit of $450,000 to Amiga. Because Amiga subsequently went into bankruptcy, the Company believes the $450,000 deposit is now not recoverable.


     The Company granted stock options to various employees and consultants during the period ended September 30, 1996. In connection with the granting of these options, the Company recorded compensation and consulting expense, and a related increase to additional paid-in-capital, in the amount of $3,675,000 during the period ended September 30, 1996. The amount recorded represents the difference between the exercise price and the fair market value of the Company's Common Stock, as determined by reference to the publicly traded value of the stock, as of the date the options were granted.


     1995 COMPARED TO 1994.

     License income for 1995 was $629,688 which represented the value of 250,000 shares of Digital stock issued to the Company in payment of an initial license fee pursuant to the Digital Agreement. The value of the stock of Digital received by the Company reflected a discount from the trading price because the stock was restricted.

     Research and Development Expenses increased to $1,134,262 for fiscal 1995 from $701,460 for fiscal 1994, an increase of $432,802. This increase was due to: (i) costs related to the field test of the ED with Booth Communications;
(ii) additional costs related to the


                                      (14)
continuing development of the printed circuit layout for the base board, including fees for engineers and consultants; and (iii) costs of producing design and mechanical drawings for manufacturers of the prototypes of the UITI and the ED.

     Travel and Entertainment Expenses increased to $620,012 for fiscal 1995 from $194,162 for fiscal 1994, an increase of $425,850. Because the Company was successful in developing a prototype of the UITI and the ED during 1995, the Company significantly increased its marketing efforts to develop relationships with companies to manufacture and distribute the Company's products and to raise additional equity financing.

     Legal fees increased to $552,109 for fiscal 1995 from $28,908 for fiscal 1994, an increase of $523,201. This increase was due to: (i) legal fees related to a lawsuit filed against the Company in December 1994 by a former director and officer of the Company; (ii) legal fees related to the merger of VISC and GTCI; and (iii) legal fees related to the negotiation and documentation of the license agreements with Amiga and Digital.

     Consulting fees for consultants other than engineers increased to $353,915 for fiscal 1995 from $73,786 for fiscal 1994, an increase of $280,129. This increase was primarily due to the consulting fees associated with the formulation of the Company's business plan in 1995.


     Other general and administrative expenses increased to $562,191 for fiscal 1995 from $341,448 for fiscal 1994, an increase of $220,744. This increase was primarily due to the increased salaries resulting from the hiring of additional personnel, directors fees paid to the Chairman and printing costs associated with the preparation of the Company's business plan.


     1994 COMPARED TO 1993.

     Research and Development Expenses increased to $701,460 for fiscal 1994 from $622,428 for fiscal 1993, an increase of $79,032. This increase was due to a general increase in activity of the Company in the continuing developing of its products.

     Travel and Entertainment Expenses increased to $194,162 for fiscal 1994 from $122,840 for fiscal 1993, an increase of $71,322. The increase reflects increased marketing efforts to develop relationships with companies to manufacture and distribute the Company's products.

     Legal fees decreased to $28,908 for fiscal 1994 from $150,133 for fiscal 1993, a decrease of $121,225. This decrease was primarily due to capitalizing legal expenses in connection with the Company's patents.

     Consulting fees for consultants (other than engineers) increased to $73,786 for fiscal 1994 from $17,789 for fiscal 1993, an increase of $55,997. This increase was due to the increase in the number of consultants retained in 1994.

     The Company had no interest expense for fiscal 1994 compared to $109,429 in fiscal 1993. Such amount represented interest accrued on a loan by Jerome Greenberg to the Company, which loan was exchanged for common stock in November 1994.


                                      (15)

LIQUIDITY AND CAPITAL RESOURCES


     The Company has generated losses since its inception in May, 1990 and cannot currently generate sufficient revenues and cash flow from operations to meet its business obligations. In July, 1996, the Company entered into a purchase agreement with Amiga to acquire the Amiga Assets for a purchase price of $20 million less certain administrative costs. However, the Amiga Agreement was cancelled during the beginning of the fourth quarter of 1996 because the Company was unable to secure the necessary financing to consummate the transaction. Although the Amiga Agreement was cancelled, the Company intends to continue its use of the Amiga computer operating system in accordance with the provisions of its December, 1995 licensing agreement with Amiga. If it is determined that the Company's licensing agreement with Amiga is unenforceable because Amiga currently is the subject of German bankruptcy proceedings, the Company intends to (i) seek to enter into a new licensing agreement with any subsequent purchaser of Amiga with respect to the intellectual property or (ii) to acquire the Amiga portfolio of intellectual property in the open market. However, any acquisition of the Amiga portfolio of intellectual property in the open market will be dependent on obtaining additional financing in debt or equity markets. The Company does not intend to finance any of the Amiga related objectives with the proceeds of the sale of the 8% Preferred Stock.



     In addition, the Company paid approximately $45,000 out of working capital to Solectron through September, 1996, pursuant to the April 9, 1996 agreement with Solectron. The payment was made upon delivery of the 30 UITI prototypes by Solectron. Approximately $12,000 remains as an outstanding balance due Solectron pursuant to this agreement. Discussions are ongoing between the Company and Solectron with respect to its payment obligations. Should the Company enter into further agreements with Solectron, working capital will be used to pay for additional prototypes.


     The Company anticipates no future need for any material capital expenditures. Any future manufacturing or assembly projects will be sub-contracted out, bypassing the need for any infrastructure investment. In prior years, the Company was able to fund its operations through the issuance of its Common Stock in transactions exempt under the Securities Act of 1933, and through stockholder loans. Any implementation of the commercialization of the UITI and the ED is dependent on obtaining additional financing that is necessary to achieve a level of sales adequate to support the Company's operations. The Company is insolvent and cannot currently generate sufficient revenues and cash flow from operations to meet its business obligations. Therefore, future operations are predicated on raising additional capital in debt or equity markets. The Company has entered into an agreement with a placement agent for a private offering of its shares of the 8% Preferred Stock and has received approximately $2,690,000 to date from such offering. See "Item 10 -- Recent Sales of Unregistered Securities."



ITEM 3.   PROPERTIES.

     The Company currently leases its 3,100 square foot office facility pursuant to a lease that expires on February 28, 1997. Pursuant to negotiations with the building's landlord, the lease has been extended for an additional three-month period, through May 31, 1997. The annual

                                      (16)
base rent for this facility is approximately $44,000. The Company believes that its facilities are in good condition and adequate for its current operations. It is the Company's present intention to remain in these facilities for the foreseeable future.


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 6, 1997 by (a) each director and executive officer of the Company, (b) each person known by the Company to own beneficially five percent or more of the Common Stock and (c) all current executive officers, directors and five percent or more beneficial owners as a group.




                                            Number of
                                             Shares
             Directors, Officers and      Beneficially       Percent of Common
            Five Percent Stockholders        Owned           Stock Outstanding
         -------------------------------  --------------     -----------------
         Jerome Greenberg (A)  . . . . .    6,658,000(1)             29
         William H. Buck (B) . . . . . .    2,384,000(2)             10.4
         Roger Remillard (A) . . . . . .    1,744,000(3)              7.6
         Donald Gilbreath (C)  . . . . .    1,230,400(4)              5.4
         Robert E. Reid  . . . . . . . .       65,000(5)              *
         Hugh A. Jencks  . . . . . . . .       35,000(6)              *
         Robert Wussler  . . . . . . . .       25,000(6)              *
         Thomas Glenndahl  . . . . . . .       25,000(6)              *
         All directors, officers
          and 5% or more beneficial
          owners as a group
          (eight persons). . . . . . . .   12,166,400                56.0


---------------------
*  Less than one percent.

(A) The address of Messrs. Greenberg and Remillard is c/o VisCorp, 111 N. Canal Street, Suite 933, Chicago, Illinois 60606.
(B)  The address of Mr. Buck is 11 Bis Rue Du Dobropol, 75017, Paris France.
(C) The address of Mr. Gilbreath is 543 Powell Lane, Westchester, Pennsylvania 19380.

(1) Includes 100,000 shares which may be acquired pursuant to the exercise of vested stock options.
(2) Includes 384,000 shares which may be acquired pursuant to the exercise of vested stock options.
(3) Includes 488,000 shares which may be acquired pursuant to the exercise of vested stock options.
(4) Includes 230,400 shares which may be acquired pursuant to the exercise of vested stock options.
(5) Includes 25,000 shares which may be acquired pursuant to the exercise of vested stock options.
(6) Represents shares which may be acquired pursuant to the exercise of vested stock options.



                                      (17)

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS.

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information with respect to each of the directors and executive officers of the Company as of March 6, 1997:




           NAME                AGE                    POSITION
           ----                ---                    --------
 Jerome Greenberg  . . . .      70      Chairman of the Board of Directors,
                                        Vice President, Treasurer and Director

 Lawrence D. Siegel  . . .      48      Interim President

 Roger Remillard . . . . .      47      Vice President - Technology and a
                                        Director

 Donald Gilbreath  . . . .      38      Vice President - Engineering

 Hugh A. Jencks  . . . . .      52      Vice President, Interim Secretary

 Robert J. Wussler   . . .      59      Director

 Robert E. Reid  . . . . .      77      Director

 Thomas Glenndahl  . . . .      50      Director



     JEROME GREENBERG. Mr. Greenberg is a co-founder and major shareholder of the Company and has been the Chairman and Treasurer from its inception in May, 1990, and a Vice President since December, 1996. From 1982 and 1989 he was the principal shareholder and President of Leader Communications Inc. ("Leader"), a Chicago-based cellular phone and two-way radio company. In 1989, Mr. Greenberg sold Leader to Fleet Call, Inc., which subsequently changed its name to NextTel. Mr. Greenberg is also the President of Hampden Green Management Corporation, a private real estate management and development company, which is not an active entity at this time.

     LAWRENCE D. SIEGEL. Mr. Siegel was appointed to assume temporarily the duties previously performed by Mr. Buck who resigned all positions from the Company on January 8, 1997. The Board appointed Mr. Siegel to serve in such capacity for a trial period of two months beginning January 22, 1997. The trial period was designed to allow the Company to assess its needs and determine whether Mr. Siegel should serve as the Company's President. At the end of such trial period, the Company will decide whether to seek to enter into an employment agreement with Mr. Siegel. From 1994 to the present, Mr. Siegel has been the President of Yellow Pearl, Inc., a software company founded by him in 1994. From 1992 to 1994, Mr. Siegel was the President of T-HQ, Inc., a software company. From 1988 to 1992, he was the President of Atari Corporation.


     ROGER REMILLARD. Mr. Remillard is a co-founder of the Company and has served as a director and Vice President - Technology since the Company's inception. Mr. Remillard is the inventor of the ED and has filed several patents relating to interactive television technology.


                                      (18)

Prior to 1990, Mr. Remillard served as a consultant in the communications industry, specializing in the field of two-way, rapid cellular telephony and data-radio communications.

     DONALD GILBREATH. Mr. Gilbreath has served as Vice President - Engineering since he joined the Company in November, 1994. Prior to November, 1994, he worked for the Company as a consultant and was instrumental in designing, and producing the initial prototypes of, the ED. He formed Gilbreath Systems Inc. ("Gilbreath Systems") a general engineering consulting company in 1992. From 1980 to 1991, Mr. Gilbreath worked for Commodore International Ltd., a computer manufacturer which filed for bankruptcy in April, 1994, where he served in various capacities, including Director of Product and Market Development (1987 to 1991), Director of Research and Development (1985 to 1987) and Manager, Consumer Products Research and Development (1985 to 1987). Under his direction, Commodore developed the first consumer-priced multimedia compact disc player.





     HUGH A. JENCKS. Mr. Jencks was elected to the position of Vice President of the Company in December, 1996 and has served as its Interim Secretary since February, 1997. Prior to such date, he was a consultant to the Company since July, 1996. Mr. Jencks has been an active Director of the Michigan Cable Telecommunications Association for many years and currently serves as its Associate Director. In July, 1996, Mr. Jencks completed a special project for Michigan Governor John Engler, by designing and building Michigan Government Television. From 1982 to August, 1996, Mr. Jencks was the General Manager of Booth Communications ("Booth") in Birmingham, Michigan. During his tenure at Booth he led a cable television system into several trials of interactive technology with Cableshare of London, Ontario, Ameritech, NTN and the Company.





     ROBERT J. WUSSLER. Mr. Wussler was elected to the Board of Directors on May, 1996. From 1992 to the present he has been the President and Chief Executive Officer of the Wussler Group, located in Potomac, Maryland, advising companies in TV, cable, interactive and other related activities. From 1989 to 1992, he was the President and CEO of COMSAT Video Enterprises which was in the business of satellite delivery of entertainment to the U.S. lodging industry.


                                      (19)

     ROBERT E. REID. Mr. Reid was appointed to the Board of Directors in May, 1996. Mr. Reid has been the President of Engis Corporation ("Engis") based in Wheeling, Illinois, since 1972. Engis is in the business of utilizing industrial diamonds in machinery.

     THOMAS GLENNDAHL. Mr. Glenndahl was elected to the Board of Directors on August 5, 1996. He is the founder and, since 1982 has been the Chief Executive Officer of the Aspect Group, an international education group with offices in 26 countries.

BOARD OF DIRECTORS

     The Board of Directors consists of six directors, divided into two classes. The first class is made up of non-employee directors who serve one-year terms and the second class is made up of employee directors who serve three-year terms. At the August 5, 1996 meeting of shareholders, the shareholders elected three directors in each class to serve for terms expiring at the 1997 and 1999 annual meetings, respectively. The three individuals elected as non-employee directors were: Robert J. Wussler, Robert E. Reid and Thomas Glenndahl. The three individuals elected as employee directors were: Jerome Greenberg, William
H. Buck and Roger Remillard. Executive officers of the Company are appointed by the Board of Directors and serve at its discretion.


     Mr. Buck resigned from his position as a Director and President of the Company on January 8, 1997. The remaining board members accepted Mr. Buck's resignation and approved the Severance Agreement dated as of January 8, 1997
between the Company and Mr. Buck.   The Severance Agreement provides that the
Company shall reimburse Mr. Buck for all reasonable expenses associated with the Company's business incurred by him as of the date thereof, up to an amount approximately equal to $300,000. The amount of expenses currently claimed by Mr. Buck is approximately $58,850. Additional expenses, totalling approximately $196,500, are claimed by Raquel Velasco pursuant to the Severance Agreement.
Ms. Velasco's expenses, like Mr. Buck's, were incurred in connection with the attempted acquisition of Amiga. The Severance Agreement with Mr. Buck also pertains to Ms. Velasco because the Company desired to settle all claims arising out of the attempted purchase of Amiga at the same time. The Severance Agreement released the Company from any further obligations and liabilities toward Mr. Buck and Ms. Velasco. On January 22, 1997, the Board appointed Lawrence D. Siegel to temporarily assume the duties previously performed by Mr. Buck, for a period of two months.



                                      (20)

ITEM 6.   EXECUTIVE COMPENSATION.

     The following table sets forth certain information with respect to compensation for fiscal years 1993, 1994 and 1995 paid to the Company's Chief Executive Officer. No other executive officers of the Company received compensation in excess of $100,000 during such periods.


                                                                      LONG-TERM
                                                                     COMPENSATION
                                   ANNUAL COMPENSATION                  AWARDS
                           --------------------------------------- --------------
                                                                      SECURITIES
                                                                      UNDERLYING        ALL OTHER
          NAME             YEAR         SALARY ($)       BONUS ($)     OPTIONS       COMPENSATION($)
------------------------  ------       ------------     ---------- --------------    ---------------
William H. Buck            1996           60,000               --             --                  --
 Chief Executive Officer   1995           60,000               --             --                  --
 and Director. . . . . .   1994            5,000               --        384,000                  --



                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE VALUE
                                          PERCENT OF                                             AT ASSUMED ANNUAL RATES OF
                               NUMBER OF      TOTAL                                             STOCK PRICE APPRECIATION FOR
                               SHARES       OPTIONS                                                    OPTION TERM
                             UNDERLYING   GRANTED TO                                            ----------------------------
                               OPTIONS     EMPLOYEES     EXERCISE OR
                               GRANTED     IN FISCAL      BASE PRICE        EXPIRATION
           NAME                  (#)         YEAR           ($/SH)           DATE                5% ($)             10% ($)
--------------------------   -----------  ----------     -------------    ------------          ----------         ---------
William H. Buck
 Chief Executive Officer      384,000          0               .625           11/11/99              66,307           382,080



                                        NUMBER OF SHARES
                                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                                        OPTIONS AT FISCAL          THE-MONEY OPTIONS AT
                                          YEAR-END (#)             FISCAL YEAR-END($)(1)
                                     -------------------------   -------------------------
          NAME                       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----------------------------         -------------------------   -------------------------
William H. Buck
 Chief Executive Officer . . . . . .                384,000/0                    384,000/0



---------------------

(1) The value of "in the money" options represents the difference between the exercise price of such option and the $1.625 closing price of the Company's Common Stock as quoted on the Nasdaq Bulletin Board on March 6, 1997.



                                      (21)

EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements with each of Roger Remillard, Jerome Greenberg, Donald Gilbreath, Hugh Jencks and Christa A. Prange. Each of the employment agreements for Messrs. Remillard, Greenberg and Gilbreath provides for an initial term expiring in November, 1997, which is automatically renewed for one-year periods unless notice of non-renewal is given at least 120 days prior to the end of the expiration term. The employment agreement for Mr. Jencks provides for an initial term expiring on August 31, 1998 and is not automatically renewable. The employment agreement for Ms. Prange provides for an initial term expiring on April 30, 1998 and is not automatically renewable. Mr. Remillard's employment agreement, dated
November 12, 1994, provides for an annual base salary of $60,000 (subject to annual increase based upon the CPI) and granted options to purchase 288,000 shares of Common Stock, at an exercise price of $.625 per share. Mr. Greenberg's employment agreement, dated November 12, 1994, provides for an annual base salary of $37,500 (subject to annual increase based upon the CPI) and granted options to purchase 100,000 shares of Common Stock at an exercise price of $.625 per share. Mr. Gilbreath's employment agreement, dated
November 12, 1994, provides for an annual salary of $48,000 (subject to annual increase based upon the CPI) and granted options to purchase 230,400 shares of Common Stock at an exercise price of $.625 per share. Mr. Jencks' employment agreement, effective as of September 1, 1996, provides for an annual base salary of $120,000 subject to annual increases of at least 5%. Pursuant to the agreement, Mr. Jencks was granted options to purchase, subject to a vesting schedule, up to 250,000 shares of common stock at an exercise price of $.625 per share. Ms. Prange's employment agreement, dated May 1, 1996, provides for an annual base salary of $60,000 (subject to annual increases of at least 5%) and granted options to purchase, subject to a vesting schedule, up to 250,000 shares of common stock, at an exercise price of $.625 per share. The number of shares and the per share amounts for the options have been adjusted for the merger between GTCI and VISC, and the stock split.


     The Company has not entered into a written employment agreement with its Interim President, Lawrence Siegel. Mr. Siegel is being compensated $25,000 per month for each of the two months of the trial period of his employment. In addition, Mr. Siegel is being covered by the Company's health plan and the Company is reimbursing him for legitimate business expenses. At the end of the trial period, the Company will decide whether to seek to enter into an employment agreement with Mr. Siegel.



ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The Company made advances to Roger Remillard during 1993 totaling $127,532. As of December 31, 1993, the receivable was forgiven recorded as compensation expense.


                                      (22)

     The Company loaned $39,238 to William H. Buck and $18,670 to Roger Remillard during 1995. As of December 31, 1995, these amounts were forgiven and recorded as compensation expense.


ITEM 8.   LEGAL PROCEEDINGS.

     The Company, two directors, Jerome Greenberg, Roger Remillard and a former director, William Buck, are defendants in a lawsuit filed by a former employee, Nolan Bushnell. This lawsuit was filed on December 15, 1994 in the California Superior Court and was subsequently removed to the United States District Court for the Northern District of California. The second amended complaint dated April 30, 1996 alleges multiple claims including breach of fiduciary duty, breach of oral agreement, wrongful termination of employment, interference with contract, breach of employment agreement and fraudulent misrepresentation, all arising out of the plaintiff's employment over a period of 2 1/2 months as the Company's President, the termination of his employment and the aborted negotiations for a proposed merger between the Company and the plaintiff's company. Damages claimed are in excess of $10 million for failure to transfer approximately four million shares of the Company's stock allegedly promised to the plaintiff, salary and expenses arising out of his employment relationship and punitive damages. The dollar amount of damages claimed is dependent upon the current per share price of the Company's stock.

     The Company has filed a claim against the plaintiff for fraud, breach of fiduciary duty, declaratory relief, rescission and negligent interference with prospective business advantage arising out of the same set of occurrences as the plaintiff's complaint. The Company's first summary adjudication motion, challenging the plaintiff's claim for failure to transfer approximately four million shares of Company stock, was granted by the District Court on August 29, 1996, thus precluding the plaintiff from recovering any shares of stock from the Company. Although this claim has been dismissed, the plaintiff filed a motion for reconsideration, which was heard by the District Court on October 11, 1996. On December 6, 1996, the District Court denied the plaintiff's motion for reconsideration. The Company filed a summary adjudication motion against the plaintiff on all his remaining claims, which also was heard by the District Court on October 11, 1996. On December 6, 1996, the Court granted the Company's summary adjudication motion and dismissed all of the plaintiff's remaining claims. It remains possible that the summary adjudication orders could be overturned on appeal. Should the orders be overturned, and should the plaintiff prevail on these claims, the Company may be materially adversely affected by the outcome.

     The Company filed a lawsuit against three individuals formerly associated with the Company, David Serlin, Steve Owens and Kaori Kuwata, and the corporation which currently employs each of the foregoing individuals, Interactive Video Publishing, Inc., on July 25, 1996 in the United States District Court for the Northern District of California. The Company's complaint alleges misappropriation of trade secrets, conversion and breach of fiduciary duty arising out of the individual defendants' previous confidential relationships with the Company, access to proprietary information including the technology, hardware design, software, parts selection, feature set and architecture of the ED technology and subsequent transmittal of this proprietary information to the defendant corporation for its beneficial use. The Company is


                                      (23)
seeking declaratory and injunctive relief, as well as monetary damages. The defendants filed various counterclaims against the Company on September 13, 1995 alleging intentional interference with economic advantage, intentional interference with contractual relations and unfair competition arising out of the same set of occurrences. The defendants are seeking damages for lost profits, injury to business reputation, diminution of value of proprietary data, loss of customers and loss of investments. In addition, the defendants are seeking a declaratory judgment of no misappropriation of trade secrets, injunctive relief and punitive damages.

     The Company has filed a motion for a preliminary injunction, which motion was heard by the District Court on October 25, 1996. On December 4, 1996, the District Court granted the Company's motion and issued a preliminary injunction against the defendants. The injunction enjoins the defendants, during the pendency of the action, from using any of the Company's trade secrets or technology. Because the lawsuit is still in the discovery stage, it is not possible to determine the probable likelihood of an adverse ruling on the defendants' counterclaims. However, if the defendants succeeded on their counterclaims, and were awarded significant monetary damages, and/or injunctive or declaratory relief against the Company, the Company could be materially adversely affected. The Company believes the allegations in the defendants' counterclaims are without merit and intends to vigorously defend itself against the actions.

     An additional lawsuit was filed against the Company by David Serlin and another individual formerly associated with Company, Marvin Lerch, on December 20, 1996 in the United States District Court for the Northern District of California. The complaint alleges multiple claims including breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty, wrongful termination and conversion, all arising out of the plaintiffs' employment with the Company during 1995. Damages claimed are for failure to transfer 400,000 shares of the Company's stock and 284,000 options to purchase the Company's stock allegedly promised to each of the plaintiffs, lost profits and business opportunities arising out of the employment relationships and punitive damages. The dollar amount of damages claimed is dependent upon the current per share price of the Company's stock.

     Because the lawsuit has not yet reached the discovery stage, it is not possible to determine the probable likelihood of an adverse ruling on the plaintiffs' claims. However, if the plaintiffs succeeded on their claims, and were awarded significant monetary damages against the Company, the Company could be materially adversely affected. Although the Company has not had enough time to respond to the complaint, the Company intends to vigorously defend itself against the action.


                                      (24)

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The Company's shares have been traded on a limited basis on the Nasdaq Bulletin Board under the symbol VICP since December 27, 1995. The following table sets forth the range of high and low sales prices as reported on the Nasdaq Bulletin Board. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


PERIOD                                                      LOW      HIGH

Fourth Quarter of 1995 (beginning December 8, 1995)         5-1/8    5-3/8

First Quarter of 1996                                       7-1/2    8-1/4

Second Quarter of 1996                                      8-1/8   11-3/8

Third Quarter of 1996                                       8-1/8   11-3/8

Fourth Quarter of 1996                                      1-1/4   9-5/16

First Quarter of 1997 (through  March 6, 1997)              1-1/8   2-1/16




     There were 122 shareholders of record of the Common Stock as of March 6, 1997.


DIVIDENDS

     The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future, but intends to retain future earnings, if any, for reinvestment in the future operation and expansion of the Company's business and related development activities. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant, as well as the terms of any financing arrangement.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.


     In December, 1996, the Company entered into an agreement with a placement agent, Wincap, Ltd. ("Wincap"), for a private offering to be consummated by offshore transactions exempt pursuant to Regulation S of the Securities Act.
The Company offered a minimum of 2,000,000 and a maximum of 6,666,667 shares of the Company's 8% Preferred Stock at a price of $1.50 per share (the "Preferred
Shares") for a total consideration of between $3,000,000 and $10,000,000.   For
every two Preferred Shares purchased, the investor received one warrant to purchase one share of the Company's Common Stock at an exercise price of $3.00 per share.


                                      (25)

Each warrant expires three years from the date of execution of the investor's Subscription Agreement entered into in connection with the offering. On March 6, 1997, the Company sold 2,031,832 Preferred Shares for a total consideration of $3,047,748. Wincap received $333,763.55 and 2,172,800 warrants as compensation for its services and costs . Each warrant entitles Wincap to purchase one share of Common Stock at an exercise price of $1.50 at any time on or prior to December 5, 1999. Escrow agent fees totalling $22,738.70 were incurred pursuant to the offering, and are included as stock issuance costs. The offering is ongoing in an attempt to secure additional financing.


     The Company conducted the following sales of unregistered securities between 1993 and 1996. The sales were made pursuant to negotiated transactions between the parties, and the price per share for each transaction was a result of the negotiations. Prices quoted on the NASDAQ Bulletin Board reflect interdealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The number of shares and per share amounts for the following transactions have been adjusted for the merger between GTCI and VISC, and the stock split. See "Item 1 -- Business-General."

     On May 13, 1993, upon the exercise of an option to purchase Common Stock by Jerome Greenberg, the Company issued 3,196,800 shares to Mr. Greenberg at a price of $0.25 per share. On December 31, 1993, upon the exercise of an option to purchase Common Stock by Roger Remillard, the Company issued 799,200 shares to Mr. Remillard at a price of $0.25 per share.

     In November, 1994, the Company entered into an agreement with a placement agent, West America Securities ("West"), for a private offering to be consummated by a transaction not involving a public offering exempt pursuant to Regulation D of the Securities Act. This private offering resulted in the sale of 2,000,000 units at a purchase price of $.625 per unit for a total consideration of $1,250,000. The securities were sold to various investors, as diagrammed by the following chart.


                                      (26)

                              NOVEMBER 1994 PRIVATE PLACEMENT
--------------------------------------------------------------------------------
             INVESTOR                     UNITS PURCHASED        TOTAL VALUE
--------------------------------------------------------------------------------
 Altafin Anstalt                                  160,000              $100,000

 Avatar Business Corp.                            388,000              $242,500

 Benton Enterprises, LTD.                         400,000              $250,000

 Paine Webber CDN/FBO                              16,000               $10,000

 Claire L. Blue & Raymond F. Blue
 TRUA 3/17/87                                      16,000               $10,000

 CCD Consulting Commerce
 Distribution AG                                  400,000              $250,000

 Comstar Biocapital NV                             40,000               $25,000

 Mr. Robert M. Gabriel                             36,000               $22,500

 Clifford and Alva Johnson
 Intervivos Trust 3/3/76                           40,000               $25,000

 Pawnee Trading Company                            80,000               $50,000

 Mr. Robert E. Reid                                40,000               $25,000

 Mr. Barry Rice                                    40,000               $25,000

 Mr. Alan J. Newman,
 Trustee of the Rose Leigh Trust                  320,000              $200,000

 Mr. Anthony Veschio
 Mrs. Patricia Veschio                             24,000               $15,000
--------------------------------------------------------------------------------
 TOTAL                                          2,000,000            $1,250,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



Each unit consisted of one share of Common Stock, one Class A warrant and one Class B warrant. Each Class A warrant entitled the registered holder to purchase one share of Common Stock at an exercise price of $1.25 at any time on or before March 1, 1995. Each Class B warrant entitled the registered holder to purchase one share of Common Stock at an exercise price of $1.88 at any time on or before April 30, 1995. None of the Class A warrants or Class B warrants were exercised prior to the expiration date. West received 200,000 shares of Common Stock and 48,000 units valued at $155,000 as compensation for its services and costs. Attorneys' and finders' fees totalling $83,833 were incurred and are included as stock issuance costs. One of the consultants participating in the private placement received $25,000 in cash, 40,000 shares of Common Stock with a deemed value of $25,000 and an option, exercisable until November 27, 2000, to purchase 120,000 shares of Common Stock at $.625 per share.



                                      (27)

     In November, 1994, the Company issued 640,000 shares of Common Stock to Jerome Greenberg upon conversion of a $400,000 loan Mr. Greenberg made to the Company in a transaction not involving a public offering exempt pursuant to
Section 4(2) of the Securities Act of 1933, as amended ("Securities Act").

     In April and May, 1995, the Company issued 212,000 shares of Common Stock for an aggregate offering price of $265,000 in a transaction not involving a public offering exempt pursuant to Regulation S of the Securities Act. Of the 212,000 shares, 52,000 shares were purchased by Swiss American Securities, Inc.
(BBC) for a purchase price of $65,000, and the remaining 160,000 shares were purchased by Haus & Company for a purchase price of $200,000.

     In April and May, 1995, the Company issued 706,000 shares of Common Stock for an aggregate valuation of $425,000 in a transaction not involving a public offering exempt pursuant to Section 4(2) of the Securities Act. Of the 706,000 shares: (i) 40,000 shares valued at $25,000 were issued to Associated Interchange, Limited at the direction of a consultant, to whom the Company intended to issue such shares as a bonus for securing a placement agent for the Company, which consultant wished to extinguish a debt owing to Associated Interchange (ii) 66,000 shares valued at $25,000 were issued to West America Securities Corp as additional compensation for securities placement services with respect to the offering which was commenced in November 1994, (iii) and the remaining 600,000 shares valued at $375,000 were issued to Donald Gilbreath as a bonus.

     On August 30, 1995, the Company issued 32,000 shares of Common Stock to Synalgest for an aggregate offering price of $20,000 in a transaction not involving a public offering exempt pursuant to Regulation S of the Securities Act.

     On September 28, 1995, the Company issued options to purchase 100,000, 100,000 and 40,000 shares of Common Stock, respectively, to Beatrice de Lippe, Richard de Braux and Fabrica de la Ferriere, three individuals formerly associated with the Company. The options were issued in connection with a settlement agreement that released the Company from any and all claims and amounts owing which may have been brought by these individuals based upon prior employment relationships with the Company. The options were issued in a transaction not involving a public offering exempt pursuant to Regulation S of the Securities Act. The options have an exercise price of $0.625 per share and an expiration date of September 2000.


     During 1995, the Company issued a total of 4,400,000 shares of Common Stock for an aggregate offering price of $2,750,000 in a transaction not involving a public offering exempt pursuant to Regulation S of the Securities Act. The securities were sold to various investors, as diagrammed by the following chart.


                                      (28)

                          1995 REGULATION "S" OFFERINGS
--------------------------------------------------------------------------------
       INVESTOR                    SHARES PURCHASED             TOTAL VALUE
--------------------------------------------------------------------------------
 Ankerbank                                    500,000                  $312,500

 Lyckle Kuipers                               800,000                  $500,000

 Haus & Company                               372,000                  $232,500

 Affida Bank                                  800,000                  $500,000

 Ankerbank                                    320,000                  $200,000

 Avatar Business Corp.                        160,000                  $100,000

 Lucio Cerquiglini                             48,000                   $30,000

 Haus & Company                               400,000                  $250,000

 Investmentbank Austria                       200,000                  $125,000

 Investmentbank Austria                       800,000                  $500,000
--------------------------------------------------------------------------------
 TOTAL                                      4,400,000                $2,750,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Dextro Establishment, a Liechtenstein company, the placement agent, received finder's fees totalling $330,000 in connection with this offering, which were included as stock issuance costs.

     In February, 1996, the Company issued 20,000 shares of Common Stock for an aggregate offering price of $50,000 in a transaction exempt pursuant to Regulation S of the Securities Act. Grammont, Inc., a French brokerage firm, received $5,000 in connection with this offering.


     From March, 1996 to April, 1996, the Company issued 500,000 shares of Common Stock for an aggregate offering price of $1,000,000 in a transaction not involving a public offering exempt pursuant to Regulation D of the Securities Act. Of the 500,000 shares, 200,000 shares were purchased by Darier, Hentsch for a purchase price of $400,000, 200,000 shares were purchased by the Affida Bank for a purchase price of $400,000, and the remaining 100,000 shares were
purchased by the   Ankerbank for a purchase price of $200,000.



     On April 26, 1996, the Company issued options to purchase 400,000 shares of Common Stock to a shareholder, Dextro Establishment, with an exercise price of $.625 per share.



ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The authorized capital of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share and 10,000,000 shares of Preferred Stock, par value $0.01 per share. The class of Preferred Stock may be issued in series, from time to time, with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, as the


                                      (29)

Board of Directors may determine. The rights, priorities, preferences, qualifications, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of preferred stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effected while any shares of preferred stock are outstanding. The Board of Directors may issue, without stockholder approval, preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.


     The Board of Directors has authorized the issuance of up to 6,666,667 shares of the 8% Preferred Stock. The shares of 8% Preferred Stock will accrue dividends at the rate of 8% per annum on its purchase price of $1.50 per share, which dividends will be payable quarterly, each March 31, June 30, September 30 and December 31, beginning on March 31, 1997, (the "Dividend Payment Date") to the holders of the Shares. Dividends on each share of 8% Preferred Stock will accrue cumulatively, based upon a three-hundred sixty (360) day year for the actual number of days occurring between the interval beginning on the most recent Dividend Payment Date and ending on and including the day immediately preceding the next succeeding Dividend Payment Date (the "Dividend Period"). Dividends on the Preferred Stock shall be paid before any dividends or distribution is made in respect of any Common Stock.


     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the 8% Preferred Stock will be entitled to be paid, before any distribution or payment is made in respect of any Common Stock as to distribution on liquidation, dissolution or winding up, an amount in cash equal to the aggregate Stated Value of all Shares outstanding plus all accrued but unpaid dividends.


     Holders of the 8% Preferred Stock will have the right to convert each share into one share of Common Stock. The Preferred Shareholders will have the right to convert their Shares as follows: (a) 25% of the shares 90 days following the date such shares were purchased (the "Initial Conversion Date"); and (b) 25% of the shares at the end of each of the three consecutive 90-day periods following the Initial Conversion Date. As of this date, the Company has issued
2,031,832 shares of the 8% Preferred Stock. See the first paragraph under "Recent Sales of Unregistered Securities."


     The foregoing summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and Bylaws that are included as exhibits to this Registration Statement and by provisions of applicable law.


     As of March 5, 1997 there were 21,728,000 shares of Common Stock of the Company issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders, including the elections of the members of the Board of Directors of the Company. Holders of Common Stock


                                      (30)
have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities. All outstanding shares of Common Stock are fully paid and non-assessable.


     The Company currently is in good standing in Illinois.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Corporate Stock Transfer in Denver, Colorado.

SHARES ELIGIBLE FOR FUTURE SALE


     As of March 6, 1997, there were approximately 4,700,000 shares of Common Stock which were sold by the Company in reliance upon Regulation S. These shares may be sold without restriction, assuming the holder could properly claim an exemption under the 1933 Act.


     Under Rule 144 under the Securities Act the shares held by Messrs. Greenberg, Remillard, Buck and Gilbreath will be available for sale, subject to the volume limitations of Rule 144, in November, 1997. The number of shares currently held by these individuals equals 12,010,400 shares in the aggregate (which include shares issuable upon the exercise of vested options).


     In general, under Rule 144 as currently in effect, a stockholder, including an "affiliate" of the Company, as that term is defined in Rule 144 (an "Affiliate"), who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 217,280 shares as of March 6, 1997) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.


     Stock options have been granted to certain individuals pursuant to a plan under Rule 701 under the Securities Act. Pursuant to Rule 701, 90 days after an issuer becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the securities issued in compliance with Rule 701 may be resold: (a) by persons other than


                                      (31)

Affiliates in reliance on Rule 144 without compliance with the volume limitation or holding period requirement of Rule 144, and (b) by Affiliates in reliance on Rule 144 without compliance with the holding period requirement of Rule 144. Options to purchase 1,512,480 shares of Common Stock have been granted by the Company pursuant to this plan.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section XIV of the Company's Articles of Incorporation provides that the Company shall indemnify and hold the officers and directors of the Company harmless and free from liability for any claims against said officer and/or director arising out of the performance of their duties on behalf of the Company and shall, further, reimburse said person for any legal expenses incurred in the defense of such claim.

     Reference is made to Sections 2 and 3 of Article 78 of the Nevada Revised Statutes which provides for indemnification of directors and officers in certain circumstances.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The required financial statements are included under the Section "Financial Statements" in this Registration Statement.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

          Not Applicable.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements

          Consolidated Balance Sheets (Unaudited) as of September 30, 1996 and September 30, 1995

          Consolidated Statements of Operations (Unaudited) for the Nine Months Ended September 30, 1996 and September 30, 1995 and Period from inception (May 1, 1990) to September 30, 1996

          Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 1996 and September 30, 1995 and Period from inception (May 1, 1990) to September 30, 1996

          Consolidated Balance Sheets as of December 31, 1995, 1994 and 1993.


                                      (32)

          Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and 1993 and Period from inception (May 1, 1990) through December 31, 1995

          Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 and Period from inception (May 1, 1990) through December 31, 1995

          Notes to Consolidated Financial Statements


     (b)  Exhibits

          2.1 Agreement and Plan of Reorganization dated as of October 12, 1995 by and between Global Telephone and Communications, Inc. and Visual Information Services Corp. and its shareholders.

          3.1    Articles of Incorporation, as amended, of VisCorp

          3.2 Articles of Incorporation, as amended of Visual Information Services Corp.

          3.3    By-laws of VisCorp

          3.4    By-laws of Visual Information Services Corp.

          4.1    Form of the Company's Stock Certificate

          10.1 Service Agreement dated as of April 8, 1996 between Viscorp and Solectron France, S.A.

          10.2 Technology License Agreement dated as of January 1, 1995 by and between Visual Information Services Corp. and Digital Sciences, Inc.

          10.3 Employment Agreement between Visual Information Services Corp. and Jerome Greenberg dated as of November 12, 1994.

          10.4 Employment Agreement between Visual Information Services Corp. and Don Gilbreath dated as of November 12, 1994.

          10.5 Employment Agreement between Visual Information Services Corp. and William Buck dated as of November 12, 1994.

          10.6 Employment Agreement between Visual Information Services Corp. and Roger Remillard dated as of November 12, 1994.


                                      (33)

          10.7 Employment Agreement between Visual Information Services Corp. and David Rosen dated as of January 7, 1996.

          10.8 Employment Agreement between Visual Information Services Corp. and Christa A. Prange dated as of May 1, 1996.

          10.9 License Agreement between Amiga Technologies GmbH and Visual Information Service Corp. dated as of December 26, 1995.

          10.10 Agreement for the Purchase of Inventories, Industrial Property Rights and certain other Rights and Assets between Escom AG, Amiga Technologies GmbH and VisCorp Acquisitions Inc. dated July 18, 1996.

          10.11 Gateway Information Provider Agreement between NTN Communications, Inc. and Visual Information Services Corp. dated as of December 13, 1994.

          10.12  Viscorp Stock Option Plan


          10.13 Severance Agreement between Visual Information Services Corp. and William Buck and Raquel Velasco dated as of January 8, 1997.



          10.14 Employment Agreement between Visual Information Services Corp. and Hugh Jencks dated as of September 1, 1996.



          10.15 Placement Agent Agreement between Visual Information Services Corp. and Wincap, Ltd. dated December 6, 1996.


          11.1   Earnings Per Share Computation

          21     Subsidiaries



                                      (34)

                              FINANCIAL STATEMENTS

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)


                     Consolidated Balance  Sheet (Unaudited)

                        As of September 30, 1996 and 1995


                                     ASSETS

                                                            AT SEPTEMBER 30,
                                                        -----------------------
                                                        (UNAUDITED) (UNAUDITED)
                                                        ----------- -----------
                                                            1996         1995

CURRENT ASSETS
 Cash and cash equivalents . . . . . . . . . . . . . .  $   79,686   $  340,136
 Receivables:
  Officers . . . . . . . . . . . . . . . . . . . . . .      55,649       21,331
  Prepaid expenses . . . . . . . . . . . . . . . . . .      41,689      100,000
                                                        ----------- -----------

    Total Current Assets . . . . . . . . . . . . . . .     177,024      461,467
                                                        ----------- -----------
PROPERTY AND EQUIPMENT, AT COST
 Equipment . . . . . . . . . . . . . . . . . . . . . .      96,719       54,050
 Furniture . . . . . . . . . . . . . . . . . . . . . .       2,656        2,656
 Test equipment. . . . . . . . . . . . . . . . . . . .       4,883        4,883
                                                        ----------- -----------
                                                           104,258       61,589
 Less accumulated depreciation . . . . . . . . . . . .     (33,852)     (28,796)
                                                        ----------- -----------

    Total Property and Equipment, Net. . . . . . . . .      70,406       32,793
                                                        ----------- -----------

OTHER ASSETS
 Investment securities -- Digital Sciences, Inc. . . .     264,388      253,542
 Intangible assets (Net of accumulated amortization) .      92,567       74,946
 Other . . . . . . . . . . . . . . . . . . . . . . . .       5,670            0
                                                        ----------- -----------

    Total Other Assets . . . . . . . . . . . . . . . .     362,625      328,488
                                                        ----------- -----------
                                                        $  610,055   $  822,748
                                                        ----------- -----------
                                                        ----------- -----------

        The unaudited interim financial statments include all adjustments which are, in the opinion of management, necessary to a fair statement of results for the interim periods presented.



                                      (35)

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)(UNAUDITED)

                                                            AT SEPTEMBER 30,
                                                        -----------------------
                                                        (UNAUDITED) (UNAUDITED)
                                                        ----------- -----------
                                                            1996         1995

CURRENT LIABILITIES
 Accounts payable. . . . . . . . . . . . . . . . . . . $ 1,110,388   $  358,518
 Accrued expenses. . . . . . . . . . . . . . . . . . .      40,489       11,540
 Stockholders loans including accrued interest
  at a rate of 5.97% . . . . . . . . . . . . . . . . .   1,113,611      540,000
                                                        ----------- -----------

    Total Current Liabilities. . . . . . . . . . . . .   2,264,488      910,058
                                                        ----------- -----------

STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock. . . . . . . . . . . . . . . . . . . . .     217,280    3,471,615
 Additional paid-in capital. . . . . . . . . . . . . .  12,139,498    1,694,361
 Deficit accumulated during the development stage. . . (13,645,911)  (4,877,140)
 Net unrealized investment losses. . . . . . . . . . .    (365,300)    (376,146)
                                                        ----------- -----------
    Total Stockholders' (Deficit). . . . . . . . . . .  (1,654,433)     (87,310)
                                                        ----------- -----------
                                                        $  610,055   $  822,748
                                                        ----------- -----------
                                                        ----------- -----------




                                      (36)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                Consolidated Statements of Operations (Unaudited)
                Nine Months Ended September 30, 1996 and 1995 and
         Period from May 1, 1990 (Inception) through September 30, 1996



                                                                                                         FROM
                                                            NINE MONTHS ENDED SEPTEMBER 30           INCEPTION
                                                           ---------------------------------       (MAY 1, 1990)
                                                                                                 TO SEPTEMBER 30,
                                                               1996               1995                 1996*
                                                           -------------      --------------      --------------
                                                            (UNAUDITED)         (UNAUDITED)

LICENSE INCOME . . . . . . . . . . . . . . . . . . . . . . $         0         $  (629,688)        $  (629,688)

OPERATING EXPENSES
  Research and development . . . . . . . . . . . . . . . .   1,124,236             652,641           4,090,224
  Expenses related to unrecoverable royalty deposit. . . .     450,000                   0             450,000
  Travel and entertainment . . . . . . . . . . . . . . . .     335,738             442,330           1,347,475
  Legal fees:
    Employee litigation. . . . . . . . . . . . . . . . . .     368,337             123,433             662,124
    Other. . . . . . . . . . . . . . . . . . . . . . . . .     297,413             140,784             836,421
  Consulting . . . . . . . . . . . . . . . . . . . . . . .     312,934             333,175             806,546
  Stock option compensation and consulting expense . . . .   3,675,000                   0           3,675,000
  Other general and administrative . . . . . . . . . . . .     741,619             331,594           2,192,912
                                                          ------------        ------------        ------------

      Total Operating Expenses . . . . . . . . . . . . . .   7,305,277           2,023,957          14,060,702

                                                          ------------        ------------        ------------

OPERATING LOSS . . . . . . . . . . . . . . . . . . . . . .   7,305,277           1,394,269          13,431,014
                                                          ------------        ------------        ------------

OTHER EXPENSE (INCOME)
  Interest expense -- Stockholder debt . . . . . . . . . .      17,126                   0             229,397
  Interest expense -- Other. . . . . . . . . . . . . . . .           0                   0               1,103
  Interest income. . . . . . . . . . . . . . . . . . . . .      (6,321)             (1,693)            (19,177)
  Loss on disposal of equipment. . . . . . . . . . . . . .           0                   0               3,574
                                                          ------------        ------------        ------------
      Total Other (Income) Expense, Net. . . . . . . . . .      10,805              (1,693)            214,897
                                                          ------------        ------------        ------------
NET LOSS . . . . . . . . . . . . . . . . . . . . . . . . . $ 7,316,082         $ 1,392,576         $13,645,911
                                                          ------------        ------------        ------------
                                                          ------------        ------------        ------------
AVERAGE SHARES OUTSTANDING . . . . . . . . . . . . . . . .  21,595,781          16,042,308
                                                          ------------        ------------
                                                          ------------        ------------



LOSS PER SHARE . . . . . . . . . . . . . . . . . . . . . .       $0.34               $0.08
                                                            ----------          ----------
                                                            ----------          ----------


* The data for the period December 31, 1995 to September 30, 1996 is unaudited.


        The unaudited interim financial statments include all adjustments which are, in the opinion of management, necessary to a fair statement of results for the interim periods presented.


                                      (37)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                Consolidated Statements of Cash Flows (Unaudited)
                Nine Months Ended September 30, 1996 and 1995 and
         Period from May 1, 1990 (Inception) through September 30, 1996


                                                                           NINE MONTHS         NINE MONTHS              FROM
                                                                              ENDED               ENDED             INCEPTION
                                                                          SEPTEMBER 30,       SEPTEMBER 30,      (MAY 1, 1990) TO
                                                                           (UNAUDITED)         (UNAUDITED)         SEPTEMBER 30,
                                                                              1996               1995                 1996*
                                                                          -------------      --------------      --------------


CASH FLOWS FROM OPERATING ACTIVITIES
 Adjustments to reconcile net loss to net cash used in operating activities

  Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ (7,316,082)       $ (1,392,576)       $(13,645,911)
    Depreciation and amortization. . . . . . . . . . . . . . . . . .            9,852              13,200              69,782
    License income received in stock . . . . . . . . . . . . . . . .                0            (629,688)           (629,688)
    Stock option compensation and consulting expense . . . . . . . .        3,675,000                   0           3,675,000
    Services paid in stock . . . . . . . . . . . . . . . . . . . . .                0             125,000             416,250
    Interest on stockholder loans. . . . . . . . . . . . . . . . . .           17,126                   0             229,397
    Provision for losses on employee advances. . . . . . . . . . . .                0                   0              36,509
    Loss on disposal of equipment. . . . . . . . . . . . . . . . . .                0                   0               3,574
    (Increase) decrease in prepaid expenses  . . . . . . . . . . . .           58,311             (93,427)            (41,689)
    Increase in:
      Accounts payable . . . . . . . . . . . . . . . . . . . . . . .          805,499             193,022           1,110,388
      Accrued expenses . . . . . . . . . . . . . . . . . . . . . . .           27,555               6,480              40,489
                                                                         ------------        ------------        ------------
        Total Adjustments. . . . . . . . . . . . . . . . . . . . . .        4,593,343            (385,433)          4,910,012
                                                                         ------------        ------------        ------------
        Net Cash Used in Operating Activities. . . . . . . . . . . .       (2,722,739)         (1,778,009)         (8,735,899)
                                                                         ------------        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment. . . . . . . . . . . . . . . . . .                0                   0                 500
  Capital expenditures . . . . . . . . . . . . . . . . . . . . . . .          (43,947)            (16,062)           (114,103)
  Advances to employee and related company . . . . . . . . . . . . .          (55,649)            (21,331)            (92,158)
  Patents and other expenditures . . . . . . . . . . . . . . . . . .                0              (5,873)           (128,396)
                                                                         ------------        ------------        ------------
      Net Cash Used in Investing Activities. . . . . . . . . . . . .          (99,596)            (43,266)           (334,157)
                                                                         ------------        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments of checks issued in excess of funds on deposit. . . . .                0                   0                   0
  Borrowings from stockholders and others. . . . . . . . . . . . . .          862,091             540,000           3,952,575
  Proceeds from issuance of common stock . . . . . . . . . . . . . .        1,300,000           1,068,533           5,586,000
  Payment of stock issuance costs. . . . . . . . . . . . . . . . . .                0                   0            (388,833)
                                                                         ------------        ------------        ------------
      Net Cash Provided by Financing Activities. . . . . . . . . . .        2,162,091           1,608,533           9,149,742
                                                                         ------------        ------------        ------------
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .         (660,244)           (212,742)             79,686
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD . . . . . . . . . . .          739,930             552,878                   0
                                                                         ------------        ------------        ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD . . . . . . . . . . . . . .     $     79,686        $    340,136        $     79,686
                                                                         ------------        ------------        ------------
                                                                         ------------        ------------        ------------


* The data for the period December 31, 1995 to September 30, 1996 is unaudited.


        The unaudited interim financial statments include all adjustments which are, in the opinion of management, necessary to a fair statement of results for the interim periods presented.


                                      (38)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Notes to Consolidated Financial Statements

                Nine Months Ended September 30, 1996 (Unaudited)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 1 -- AMIGA AGREEMENTS

On July 18, 1996, the Company entered into an agreement with Amiga (the "Amiga Agreement") to acquire certain assets of Amiga (the "Amiga Assets"). The Amiga Assets would be acquired by the Company from the bankruptcy estate of Escom Beleiligungs GmbH (a former manufacturer and distributor of IBM compatible computers throughout Europe). The Amiga Agreement was cancelled during the beginning of the fourth quarter of 1996 because the Company was unable to secure the necessary financing to consummate the transaction. No new agreement has been entered into between the Company and Amiga.


Prior to its attempted purchase of Amiga, in December, 1995, the Company entered into an agreement with Amiga for a nonexclusive, nontransferable license to the Amiga computer operating system technology. The initial term of the agreement expires December 26, 1998. Unless terminated, in accordance with the terms of the agreement, the agreement is renewable for subsequent three-year periods at the licensee's option. In January, 1996, the Company paid an initial royalty deposit of $450,000 to Amiga. The Company is required to pay usage royalties as defined in the agreement. To date, no usage royalties have been paid by the Company. However, because Amiga is in bankruptcy, the Company believes the $450,000 deposit is now not recoverable and therefore will be charged to expense in the nine months ended September 30, 1996.

Although the Amiga Agreement was cancelled, the Company intends to continue its use of the Amiga computer operating system in accordance with the provisions of its December 1995 licensing agreement with Amiga. If it is determined that the Company's licensing agreement with Amiga is unenforceable because Amiga currently is the subject of German bankruptcy proceedings, the Company intends to (i) seek to enter into a new licensing agreement with any subsequent purchaser of Amiga with respect to the intellectual property or (ii) to acquire the Amiga portfolio of intellectual property in the open market. However, any acquisition of the Amiga portfolio of intellectual property in the open market will be dependent on obtaining additional financing in debt or equity markets. The Company does not intend to finance any of the Amiga related objectives with the proceeds, if any, of the sale of the 8%) Preferred Stock.


NOTE 2 -- SUBSEQUENT EVENTS

PREFERRED STOCK PRIVATE PLACEMENT

In December 1996, the Company entered into an agreement with a placement agent, Wincap, Ltd., for a private offering (the "Offering") of the Company's 8% Cumulative Convertible Preferred Stock, $0.01 par value per share (the "8% Preferred Stock"). The Company is offering a minimum of 2,000,000 and a maximum of 6,666,667 shares of the 8% Preferred Stock for consideration of between $3,000,000 and $10,000,000.



                                      (39)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Notes to Consolidated Financial Statements

                Nine Months Ended September 30, 1996 (Unaudited)



The minimum offering level was reached and funds in the amount of approximately $2,690,000 were released from escrow into the Company's accounts on March 6, 1997. The Company will continue the Offering and its efforts to raise additional capital up to the maximum as discussed above.

STOCK OPTION RELATED COMPENSATION AND CONSULTING EXPENSE

The Company granted stock options to various employees and consultants during the period ended September 30, 1996. In connection with the granting of these options, the Company recorded compensation and consulting expense, and a related increase to additional paid-in-capital, in the amount of $3,675,000 during the period ended September 30, 1996. The amount recorded represents the difference between the exercise price and the fair market value of the Company's Common Stock, as determined by reference to the publicly traded value of the stock, as of the date the options were granted.

OTHER TRANSACTIONS

Pursuant to a merger in April 1996, each share of Digital Sciences, Inc. stock held by the Company was converted to one share of stock of Intelligent Decision Systems, Inc. ("IDSI"). In November 1996, the Company transferred all of its shares of IDSI stock to an individual in exchange for the cancellation of a loan of $500,000 made by such individual to the Company in October 1996. The $500,000 loan was a demand loan which bore no interest. The Company will recognize a loss on this transaction of approximately $130,000.



                                      (40)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITOR'S REPORT

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                      (41)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------




                                 C O N T E N T S
                                 ---------------


                                                         Reference        Page
                                                         ---------        ----

Independent Auditor's Report                                              43-44

Consolidated Balance Sheets                                Exhibit A      45-46

Consolidated Statements of Operations                      Exhibit B      47

Consolidated Statements of Stockholders' Equity (Deficit)  Exhibit C      48

Consolidated Statements of Cash Flows                      Exhibit D      49

Notes to Consolidated Financial Statements                                50-63

Consolidated Other General and Administrative Expenses     Schedule B-1   64


                                      (42)

                          INDEPENDENT AUDITOR'S REPORT


Stockholders
Viscorp
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of VISCORP (A DEVELOPMENT STAGE ENTERPRISE) as of December 31, 1995, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from May 1, 1990 (inception) through December 31, 1995 (the cumulative period). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VISCORP (A DEVELOPMENT STAGE ENTERPRISE) as of December 31, 1995, 1994 and 1993, and the results of its operations and its cash flows for the years then ended and for the cumulative period, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. The company cannot currently generate sufficient revenues and cash flow from operations to meet its business obligations. Therefore, future operations are predicated on raising additional capital in debt or equity markets. These factors raise substantial doubt about the company's ability to continue as a going concern. Any implementation of the commercialization of the electronic device is dependent upon obtaining additional financing as may be necessary to ultimately achieve a level of sales adequate to support the company's operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      (43)

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of operating expenses is presented for analysis purposes and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/S/ BLACKMAN KALLICK BARTELSTEIN, LLP
-------------------------------------


Chicago, Illinois

March 21, 1996, except for the second
 paragraph of Note 9, and Notes 12 and 14, as to which the date is October 22, 1996



                                      (44)

                                                                       EXHIBIT A



                                    VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Consolidated Balance Sheets

                        December 31, 1995, 1994 and 1993


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

                                                         ASSETS

                                                         1995                     1994                     1993
                                                     ------------             ------------             ------------
CURRENT ASSETS
  Cash and cash equivalents (Note 3)                 $    739,930             $    552,878             $          -
  Receivables
     Other (Net of allowance
      for doubtful accounts of $25,000 in 1995)                 -                        -                        -
  Prepaid expenses                                        100,000                    6,573                        -
                                                     ------------             ------------             ------------

          Total Current Assets                            839,930                  559,451                        -
                                                     ------------             ------------             ------------

PROPERTY AND EQUIPMENT, AT COST
  Equipment                                                52,772                   37,988                   17,985
  Furniture                                                 2,656                    2,656                    6,801
  Test equipment                                            4,883                    4,883                    4,883
                                                     ------------             ------------             ------------

                                                           60,311                   45,527                   29,669
  Less accumulated depreciation                           (26,028)                 (15,596)                 (13,687)
                                                     ------------             ------------             ------------

          Total Property and Equipment, Net                34,283                   29,931                   15,982
                                                     ------------             ------------             ------------

OTHER ASSETS
  Investment securities -  Digital Sciences, Inc.
   (Notes 4, 11 and 14)                                   284,375                        -                        -
  Intangible assets (Net of accumulated
   amortization) (Note 5)                                  94,595                   74,946                    1,000
  Other                                                     5,670                        -                        -
                                                     ------------             ------------             ------------

                                                          384,640                   74,946                    1,000
                                                     ------------             ------------             ------------

                                                       $1,258,853             $    664,328             $     16,982
                                                     ------------             ------------             ------------
                                                     ------------             ------------             ------------


   The accompanying notes are an integral part of the financial statements.




                                        (45)

                                       VISCORP
                            (A DEVELOPMENT STAGE ENTERPRISE)

                              Consolidated Balance Sheets

                            December 31, 1995, 1994 and 1993


                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)




                                                          1995                    1994                     1993
                                                     ------------             ------------             ------------
CURRENT LIABILITIES
  Checks issued in excess of funds on deposit        $          -             $          -             $     31,745
  Accounts payable                                        304,889                  165,516                   75,285
  Due to affiliated company                                     -                        -                   18,689
  Accrued expenses                                         12,934                    5,060                    2,652
  Stockholder loans including accrued
   interest at a rate of 5.97%                            234,394                        -                        -
                                                     ------------             ------------             ------------

       Total Current Liabilities                          552,217                  170,576                  128,371




STOCKHOLDER LOANS, INCLUDING ACCRUED
 INTEREST AT A RATE OF 10%                                      -                        -                1,494,161
                                                     ------------             ------------             ------------

       Total Liabilities                                  552,217                  170,576                1,622,532
                                                     ------------             ------------             ------------




STOCKHOLDERS' EQUITY (DEFICIT) (Exhibit C)
 (Note 6)
  Common stock                                            212,080                2,566,167                  800,200
  Additional paid-in capital                            7,169,698                1,669,361                        -
  Deficit accumulated during the
   development stage                                   (6,329,829)              (3,741,776)              (2,405,750)
  Net unrealized investment losses (Note 4)              (345,313)                       -                        -
                                                     ------------             ------------             ------------
       Total Stockholders' Equity (Deficit)               706,636                  493,752               (1,605,550)
                                                     ------------             ------------             ------------
                                                     $  1,258,853             $    664,328             $     16,982
                                                     ------------             ------------             ------------
                                                     ------------             ------------             ------------




                                      (46)

                                                                      EXHIBIT B
                                    VISCORP
                       (A DEVELOPMENT STAGE ENTERPRISE)

                    Consolidated Statements of Operations

              Year Ended December 31, 1995, 1994 and 1993 and
        Period from May 1, 1990 (Inception) through December 31, 1995



-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

                                                                                          Period from
                                                                                          May 1, 1990
                                                                                          (Inception)
                                                                                            through
                                                                                         December 31,
                                               1995            1994           1993          1995
                                           -----------     -----------     ----------    -----------
LICENSE INCOME (Note 11)                   $  (629,688)    $         -     $        -    $  (629,688)
                                           -----------     -----------     ----------    -----------
OPERATING EXPENSES
  Research and development                   1,134,262         701,460        622,428      2,965,988
  Travel and entertainment                     620,012         194,162        122,840      1,011,737
  Legal fees
  Employee litigation                          287,990           5,797              -        293,787
  Other                                        264,119          22,711        150,133        539,008
  Consulting                                   353,915          73,786         17,789        493,612
  Other general and administrative             562,191         341,448        335,170      1,451,293
                                           -----------     -----------     ----------    -----------
  Total Operating Expenses                   3,222,489       1,339,364      1,248,360      6,755,425
                                           -----------     -----------     ----------    -----------
OPERATING LOSS                               2,592,801       1,339,364      1,248,360      6,125,737
                                           -----------     -----------     ----------    -----------
OTHER EXPENSE (INCOME)
  Interest expense - Stockholder debt            2,910               -        109,429        212,271
  Interest expense - Other                       1,103               -              -          1,103
  Interest income                               (8,761)         (4,095)             -        (12,856)
  Loss on disposal of equipment                      -             757          2,817          3,574
                                           -----------     -----------     ----------    -----------
  Total Other (Income)
  Expense, Net                                  (4,748)         (3,338)       112,246        204,092
                                           -----------     -----------     ----------    -----------

NET LOSS                                   $(2,588,053)    $(1,336,026)   $(1,360,606)   $(6,329,829)
                                           -----------     -----------     ----------    -----------
                                           -----------     -----------     ----------    -----------

AVERAGE SHARES OUTSTANDING                  17,190,915      11,775,976      7,104,092
                                           -----------     -----------     ----------
                                           -----------     -----------     ----------
(Note 2)

LOSS PER SHARE (Note 2)                    $      (.15)     $     (.12)   $      (.19)
                                           -----------     -----------     ----------
                                           -----------     -----------     ----------



      The accompanying notes are an integral part of the financail statements.

                                      (47)

                                                                EXHIBIT C

                                     VISCORP
                         (A DEVELOPMENT STAGE ENTERPRISE)

            Consolidated Statements of Stockholders' Equity (Deficit)

               Years Ended December 31, 1995, 1994, and 1993 and
          Period from May 1, 1990 (Inception) through December 31, 1995




---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

                                                                                    Common Stock
                                                                                   $.01 Par Value
                                                                                 (25,000,000 Shares
                                                                                     Authorized)
                                                                           ------------------------------
                                                         Date of
                                                       Transaction           Shares              Amount
                                                      ------------        ------------        ------------
Balance, May 1, 1990 (Inception)
Sale of Stock for Cash ($1 per share*)                    5/90             $        -                   -
Net Loss through 1991                                                               -                   -
                                                                           ----------          ----------
Balance, through 1991                                                               -                   -
Net Loss for the Year                                                               -                   -
                                                                           ----------          ----------
Balance, December 31, 1992                                                          -                   -
Exercise of Stock Options, Stock Issued for
 Retirement of Stockholder Advances ($1 per
 share*) (Note 10)                                        5/93                      -                   -
Net Loss for the Year                                                               -                   -
                                                                           ----------          ----------
Balance, December 31, 1993                                                          -                   -
Exercise of Stock Options, Stock Issued for
 Retirement of Stockholder Advances ($1 per
 share*) (Note 10)                                        8/94                      -                   -
Three-for-one Stock Split (Note 1)                        11/94                     -                   -
Stock Sold for Cash ($2.50 per share**; class A
 and B Warrants Valued at $0) (Note 6)                    11/94                     -                   -
Stock Issued in Exchange for Cancellation of
 stockholder debt ($2.50 per share**)                     11/94                     -                   -
Stock Exchanged for Consulting Services
 ($2.50 per share**) (Note 6)                             11/94                     -                   -
Stock Issuance Costs (Note 6)                                                       -                   -
Net Loss for the Year                                                               -                   -
                                                                           ----------          ----------
Balance, December 31, 1994                                                          -
Sale of Stock for Cash ($2.50 per share**) (Note 6)      Various                    -                   -
Sale of Stock for Cash ($5.00 per share**) (Note 6)      Various                    -
Stock Issued for Consulting Services ($2.50 per share**)
 (Note 6)                                                Various                    -                   -
Stock Issued for Consulting Services ($2.50 per share**)
 (Note 6)                                                Various                    -                   -
Stock Issuance Costs (Note 6)                                                       -                   -
Effect of Merger (Note 2)                                                  21,208,000             212,080
Net Loss for the Year                                                               -                   -
                                                                           ----------          ----------
Balance, December 31, 1995                                                 21,208,000          $  212,080
                                                                           ----------          ----------
                                                                           ----------          ----------

















-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

                                                                   Common Stock                             Deficit
                                                                   No Par Value                           Accumulated
                                                            ---------------------------   Additional       during the
                                                                                           Paid-in        Development
                                                             Shares****      Amount        Capital           Stage
                                                           ------------   ------------   ------------    ------------
Balance, May 1, 1990 (Inception)
Sale of Stock for Cash ($1 per share*)                            1,000   $      1,000   $          -    $         -
Net Loss through 1991                                                 -              -              -       (379,561)
                                                           ------------   ------------   ------------    ------------
Balance, through 1991                                             1,000          1,000              -       (379,561)
Net Loss for the Year                                                 -              -              -       (665,583)
                                                           ------------   ------------   ------------    ------------
Balance, December 31, 1992                                        1,000          1,000              -     (1,045,144)
Exercise of Stock Options, Stock Issued for
 Retirement of Stockholder Advances ($1 per                           -
 share*) (Note 10)                                              799,200        799,200              -              -
Net Loss for the Year                                                 -              -              -     (1,360,606
                                                           ------------   ------------   ------------    ------------
Balance, December 31, 1993                                      800,200        800,200              -     (2,405,750)
Exercise of Stock Options, Stock Issued for                           -
 Retirement of Stockholder Advances ($1 per
 share*) (Note 10)                                              199,800        199,800              -              -
Three-for-one Stock Split (Note 1)                            2,000,000              -              -              -
Stock Sold for Cash ($2.50 per share**; class A
 and B Warrants Valued at $0) (Note 6)                          500,000      1,250,000              -              -
Stock Issued in Exchange for Cancellation of                          -
 stockholder debt ($2.50 per share**)                           160,000        400,000      1,669,361              -
Stock Exchanged for Consulting Services
 ($2.50 per share**) (Note 6)                                    62,000        155,000              -              -
Stock Issuance Costs (Note 6)                                         -       (238,833)             -              -
Net Loss for the Year                                                 -              -              -     (1,336,026)
                                                           ------------   ------------   ------------    ------------
Balance, December 31, 1994                                    3,722,000      2,566,167      1,669,361     (3,741,776)
Sale of Stock for Cash ($2.50 per share**) (Note 6)           1,108,000      2,770,000              -              -
Sale of Stock for Cash ($5.00 per share**) (Note 6)              53,000        265,000              -              -
Stock Issued for Consulting Services ($2.50 per share**)
 (Note 6)                                                       150,000        375,000              -              -
Stock Issued for Consulting Services ($2.50 per share**)      1,669,361
 (Note 6)                                                        26,500         66,250              -              -
Stock Issuance Costs (Note 6)                                         -       (330,000)             -              -
Effect of Merger (Note 2)                                    (5,059,500)    (5,712,417)     5,500,337              -
Net Loss for the Year                                                 -              -              -     (2,588,053)
                                                           ------------   ------------   ------------    ------------
Balance, December 31, 1995                                 $          -   $          -     $7,169,698    $(6,329,829)
                                                           ------------   ------------   ------------    ------------
                                                           ------------   ------------   ------------    ------------


*$.0833 as adjusted for subsequent stock split and merger
**$.625 as adjusted for merger
***$1.25 as adjusted for merger
****Not restated


    The accompanying notes are an integral part of the financial statements.



                                      (48)

                                                                     EXHIBIT D

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      Consolidated Statements of Cash Flows
                Years Ended December 31, 1995, 1994 and 1993 and
          Period from May 1, 1990 (Inception) through December 31, 1995
--------------------------------------------------------------------------------


                                                                                                                   Period from
                                                                                                                   May 1, 1990
                                                                                                                   (Inception)
                                                                                                                     through
                                                                                                                  December 31,
                                                          1995                1994                1993                1995
                                                      ------------        ------------        ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                            $(2,588,053)        $(1,336,026)        $(1,360,606)        $(6,329,829)
  Adjustments to reconcile net loss to net
  cash used in operating activities
    Depreciation and amortization                          13,136               4,798              19,993              59,930
    License income received in stock                     (629,688)                  -                   -            (629,688)
    Services paid in stock                                416,250                   -                   -             416,250
    Interest on stockholder loans                           2,910                   -             109,429             212,271
    Provision for losses on advances                       25,000                   -                   -              36,509
    Loss on disposal of equipment                               -                 757               2,817               3,574
     (Increase) decrease in prepaid expenses              (93,427)             (6,573)              1,425            (100,000)
    Increase in
      Accounts payable                                    189,373              40,231              16,794             304,889
      Accrued expenses                                      7,874               2,408               1,717              12,934
                                                       ----------          ----------          ----------          ----------
        Total Adjustments                                 (68,572)             41,621             152,175             316,669
                                                       ----------          ----------          ----------          ----------
        Net Cash Used in Operating
        Activities                                     (2,656,625)         (1,294,405)         (1,208,431)         (6,013,160)
                                                       ----------          ----------          ----------          ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment                               -                 500                   -                 500
  Capital expenditures                                    (14,784)            (20,004)            (11,725)            (70,156)
  Advances to related company                             (25,000)                  -                   -             (36,509)
  Patents and other expenditures                          (28,023)            (73,946)                  -            (128,396)
                                                       ----------          ----------          ----------          ----------
        Net Cash Used in Investing Activities             (67,807)            (93,450)            (11,725)           (234,561)
                                                       ----------          ----------          ----------          ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   (Repayments of) checks issued in excess
  of funds on deposit                                           -             (31,745)             30,156                   -
  Borrowings from stockholders                            231,484             775,000           1,190,000           3,090,484
  Repayments to affiliated company                              -             (18,689)                  -                   -
  Proceeds from issuance of common stock                3,035,000           1,250,000                   -           4,286,000
  Payment of stock issuance costs                        (355,000)            (33,833)                  -            (388,833)
        Net Cash Provided by Financing
        Activities                                      2,911,484           1,940,733           1,220,156           6,987,651
                                                       ----------          ----------          ----------          ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                 187,052             552,878                   -             739,930
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR              552,878                   -                   -                   -
                                                       ----------          ----------          ----------          ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                 $  739,930          $  552,878                $  -          $  739,930
                                                       ----------          ----------          ----------          ----------
                                                       ----------          ----------          ----------          ----------



     The accompanying notes are an integral part of the financial statements.


                                      (49)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Notes to Consolidated Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and its wholly owned subsidiary after eliminating material intercompany balances and transactions.

CASH EQUIVALENTS

For purposes of the statements of cash flows, the company considers all highly liquid debt investments purchased with original maturities of three months or less and money market accounts to be cash equivalents. As of December 31, 1995, substantially all funds are held in a money market account at one financial institution. The company does not believe it is exposed to any significant credit risk on cash equivalents.

INVESTMENT SECURITIES

As of December 31, 1995, marketable equity securities have been categorized as available for sale and as a result are stated at fair value. These securities are held for noncurrent uses, such as capital expenditures, business expansion or acquisitions and therefore are classified as long-term assets. Unrealized holding losses are included as a component of stockholders' equity until realized.

PROPERTY AND EQUIPMENT

The company's policy is to depreciate property and equipment over the estimated useful lives of the assets as indicated in the following tabulation by use of accelerated methods.

                                            Years
                                            -----

                         Equipment            5
                         Furniture            7
                         Test equipment       5

LOSS PER SHARE

Loss per share is based upon the weighted average number of shares outstanding during the year (Note 2).

                                      (50)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Notes to Consolidated Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COMMON STOCK SPLIT

In November 1994, the board of directors authorized a three-for-one stock split of common shares effective immediately, which resulted in an increase of authorized shares from 1,000,000 as of December 31, 1993 to 10,000,000 as of December 31, 1994. All loss per share and share amounts, other than those otherwise described, included in these financial statements have been adjusted for the stock split and merger described in Note 2.

INTANGIBLES

Legal fees incurred for patents allowed and/or pending have been capitalized. The company received approval for several patents in 1995 which are being amortized over 5 years, which is management's current estimate of their useful lives. No amortization is being taken on patents not yet issued as of December 31, 1995. Legal fees incurred for trademarks pending have been capitalized. No amortization was taken in 1995 as the trademarks had not been issued as of December 31, 1995.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents and stockholder loans are a reasonable estimate of their fair value. Investment securities are carried at their fair value.


                                      (51)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Notes to Consolidated Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK OPTIONS

The company has completed an initial review of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which will become effective for 1996. As is permitted under SFAS 123, the company has decided to continue accounting for employee stock compensation under the rules of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but will disclose pro forma results using the SFAS 123 alternative accounting method.

NOTE 2 - NATURE OF OPERATIONS

The company was formed in Chicago, Illinois in May 1990. The company is a development stage enterprise and was founded to develop an electronic device
(ED) capable of adding modem, video data and telephone features to an ordinary television receiver over a telephone line. The company is currently engaged in the continuing development of that product and certain initial marketing efforts. In 1995, the product has reached the demonstration stage, and the company is seeking partners with software capabilities to utilize the ED technology.

On November 28, 1995, the company merged with Global Telephone and Communications, Inc. (GTCI) and reorganized under Section 368(a)(1)(B) of the Internal Revenue Code. Pursuant to the merger, four shares of GTCI stock were exchanged for every share of Viscorp stock, resulting in the stockholders of the former Viscorp retaining voting control over the merged entity. Accordingly, for accounting purposes, the acquisition has been treated as a recapitalization of Viscorp with Viscorp as the acquiror (reverse acquisition).

Upon completion of the reorganization, GTCI changed its name to Viscorp. Pro forma results of operations have not been presented because the effects of this acquisition were not significant.

NOTE 3 - CASH AND CASH EQUIVALENTS

                                         1995              1994
                                      ---------         ---------

           Cash                       $   8,547         $   5,564
           Money market funds*          731,383                 -
           U.S. Treasury Bill*                -           547,314
                                      ---------         ---------

                                      $ 739,930         $ 552,878
                                      ---------         ---------
                                      ---------         ---------
           *At cost (which approximates fair value)


                                      (52)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994, and 1993

--------------------------------------------------------------------------------

NOTE 4 - INVESTMENT SECURITIES

Investment securities classified as noncurrent assets as of December 31, 1995 include marketable equity securities with a cost of $629,688, gross unrealized losses of $345,313 and an estimated fair value of $284,375.



NOTE 5 - INTANGIBLES

Intangible assets consist of the following:

                                                      1995           1994
                                                  ----------     ----------

          Patents and patents pending               $ 80,194       $ 73,946
          Trademark and trademarks pending            17,105          1,000
                                                    --------       --------

                                                      97,299         74,946
          Less accumulated amortization              (2,704)              -
                                                    --------       --------

                                                   $  94,595      $  74,946
                                                    --------       --------
                                                    --------       --------



NOTE 6 - COMMON STOCK

In November 1994, the company issued 640,000 shares of common stock at $.625 per share in exchange for the cancellation of a loan from a stockholder. The difference between the stated value of the common stock ($400,000) and the balance of the stockholder loan ($2,069,361) was recorded as additional paid-in capital. The conversion was not part of the original terms of the loan. The transaction was an extinguishment of debt between the company and a principal stockholder and as such was accounted for as a capital transaction.


                                      (53)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 6 - COMMON STOCK (Continued)



In November 1994, the company entered into an agreement with a placement agent for a private offering. This private offering resulted in the sale of 2,000,000 units at a purchase price of $.625 per unit for a total consideration of $1,250,000. Each unit consisted of one share of common stock, one class A warrant and one class B warrant. The placement agent received 200,000 shares of common stock and 48,000 expense units valued at $155,000 as compensation for its services and costs. Each expense unit was composed of one share of common stock, one class A warrant and one class B warrant. In addition, attorney and finder's fees totaling $83,833, paid or to be paid in cash, $25,000 of which relates to an officer of the company, were incurred and are included as stock issuance costs. Of the $83,833, $50,000 was payable at December
31, 1994 to one consultant. In addition the consultant was granted an option, exercisable until March 8, 1998, for the purchase of 80,000 shares of common stock at the exercise price of $.625 per share. During 1995, the Company and the consultant revised the fee structure. In exchange for the cancellation of the $50,000 obligation and the option to purchase 80,000 shares, the consultant received $25,000 in cash, 40,000 shares of common stock with a deemed value of $25,000 and an option, which is exercisable until November 27, 2000, for the purchase of 120,000 shares at the price of $.625 per share. In both cases, the options granted to purchase common stock were assigned a fair value of $0 and were accounted for accordingly.


Each class A warrant entitled the registered holder to purchase one share of common stock at an exercise price of $1.25 at any time on or before March 1, 1995. Each class B warrant entitled the registered holder to purchase one share of common stock at an exercise price of $1.88 at any time on or before April 30, 1995. None of the class A warrants were exercised by the March 1, 1995 expiration date, nor were any class B warrants exercised by the April 30, 1995 expiration date.

During 1995, the company entered into an agreement with Dextro Establishment, located in Liechtenstein in Europe to raise equity financing solely from offshore purchasers and purchasers who may be deemed "accredited investors" as those terms are generally defined under Regulation S and Regulation D, respectively, promulgated by the U.S. Securities and Exchange Commission. A total of 4,400,000 shares of the company's stock were issued at a purchase price of $.625 per share for a total of $2,750,000. The placement agent received finder's fees totaling $330,000 which are included as stock issuance costs.


                                      (54)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 6 - COMMON STOCK (Continued)


Prior to signing the agreement with Dextro, the company was able to raise $265,000 through the issuance of 212,000 shares at a purchase price of $1.25 per share and 32,000 shares at a purchase price of $.625 per share.



In addition, an officer of the company and an outside consultant received 600,000 and 66,000 shares, respectively, during 1995 as payment for services rendered, valued at the price of $.625 per share. Shares of common stock issued for other than cash have been assigned amounts equivalent to the fair value of the service or assets received in exchange.



NOTE 7 - INCOME TAXES

The company had elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Under these provisions, the company did not pay federal and state corporate income taxes on its taxable income but was responsible for state replacement taxes. The election was terminated effective November 12, 1994.

Of the years presented, the company was an S corporation during the year ended December 31, 1993. There would be no change in the tax expense, net loss and net loss per share, taking into consideration the pro forma effect of applying C corporation statutory rates then in effect. No material book versus tax temporary differences exist upon which deferred income taxes would be calculated. The company incurred a loss in all periods prior to and including 1993.

The company has net operating loss carryforwards of approximately $3,325,000 for federal and Illinois tax return purposes that may be offset against future taxable income. If not used, the carryforwards will expire as follows:

                                        Operating
                                          Losses
                                       -----------

                          2009         $ 1,076,200
                          2010           2,249,000
                                       -----------

                                       $ 3,325,200
                                       -----------
                                       -----------

Because of the uncertainty of ever utilizing the loss carryforwards, a deferred tax asset of approximately $1,330,100 has been offset in total by a valuation allowance.


                                      (55)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (Continued)

Principal reasons for variations between the statutory federal rate and the effective rates were as follows:


                                                           1995     1994
                                                         -------- --------

     U.S. federal statutory income tax rate               34.00%   34.00%
     State income taxes, net of federal tax benefit          -      4.71
     Permanent differences regarding compensation            -      17.85
     S Corporation income                                    -     (25.29)
     Valuation allowance                                  (34.00)  (32.01)
     Other                                                   -       .74

                                                             -%       -%
                                                         -------- --------
                                                         -------- --------


NOTE 8 - OPERATING LEASES

The company entered into one-year leases for its office facilities. The lease for one of its offices is with a significant stockholder. Total rental expense for all operating leases, except those with terms of one month or less that were not renewed, was $8,400, $15,650 and $17,100 for the years ended December 31, 1995, 1994 and 1993, respectively. The amount of related party rent expense included above was $8,400, $9,100 and $8,400 for the years ended December 31, 1995, 1994 and 1993, respectively. Effective March 1, 1996, the company entered into a one-year lease with a nonrelated party at an annual rental of $43,960.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

The company has entered into separate employment agreements with four of its officers and two other employees. The agreements for the four officers expire November 11, 1997, and automatically renew for an additional one-year period unless the company or the employee notifies the other party not less than 120 days prior to the expiration of the agreement of the company's or the employee's intent to let the agreement expire. The agreements for the two other employees expire in 1998, and do not automatically renew.


                                      (56)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------
NOTE 9 - COMMITMENTS AND CONTINGENCIES (Continued)

LITIGATION

In December 1994, a former director and officer of the company filed a lawsuit in a California court against the company and several of its officers and directors alleging that the company violated an alleged agreement with him to become an executive officer of the company and claiming damages in excess of $10,000,000. The lawsuit alleges multiple claims including breach of fiduciary duty, breach of oral agreement, wrongful termination of employment, interference with contract, breach of employment agreement and fraudulent misrepresentation. The company has filed a counterclaim for fraud, breach of fiduciary duty, declaratory relief, rescission and negligent interference with prospective business advantage. The lawsuit was subsequently removed to the United States District Court for the Northern District of California, which granted the company's first summary adjudication motion on August 29, 1996. The District Court has postponed ruling on the company's remaining summary judgment motion, but may rule on it at any time. The company believes the allegations are without merit and intends to continue to vigorously defend itself and its directors and officers against the action.

The Company filed a lawsuit against three individuals formerly associated with the Company and the corporation which currently employs each of the foregoing individuals on July 25, 1996 in the United States District Court for the Northern District of California. The Company's complaint alleges misappropriation of trade secrets, conversion and breach of fiduciary duty arising out of the individual defendants' previous confidential relationships with the Company, access to proprietary information including the technology, hardware design, software parts selection, feature set and architecture of the ED technology and subsequent transmittal of this proprietary information to the defendant corporation for its beneficial use. The Company is seeking declaratory and injunctive relief, as well as monetary damages. The defendants filed various counterclaims against the Company on September 13, 1995 alleging intentional interference with economic advantage, intentional interference with contractual relations and unfair competition arising out of the same set of occurrences. The defendants are seeking damages for lost profits, injury to business reputation, diminution of value of proprietary data, loss of customers and loss of investments. In addition, the defendants are seeking a declaratory judgment of no misappropriation of trade secrets, injunctive relief and punitive damages.

The Company has filed a motion for a preliminary injunction, which motion was heard by the District Court on October 25, 1996. The District Court has yet to rule on this motion. Because the lawsuit is in the very early stages of discovery, it is not possible to determine the probable likelihood of an adverse ruling. However, if the defendant succeeded on their counterclaims, and were awarded significant monetary damages, and/or injunctive or declaratory relief against the Company, the Company could be materially adversely affected. The Company believes the allegations in the defendants' counterclaims are without merit and intends to vigorously defend itself against the actions.


                                      (57)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------
NOTE 10 - STOCK OPTIONS

On May 13, 1993, the company granted two stockholders (holders) an option to purchase 9,590,400 and 2,397,600 shares of common stock. The option price was $.0833 per share. The option could only be exercised by the holder for no less than all of the shares. As of December 31, 1993, options to purchase 2,397,600 shares of common stock were outstanding.

On May 13, 1993 and August 31, 1994, options were exercised for 9,590,400 and 2,397,600 shares, respectively. Payment was executed by retiring stockholder advances in the amount of $799,200 and $199,800, respectively.

In November 1994, the Company, pursuant to employment agreements, granted options to purchase 1,002,400 shares of common stock at an exercise price of $.625 per share. These options were issued to officers of the Company. Options to purchase 212,800 shares of the common stock were immediately vested with the balance of the options vesting over a two-year period commencing February, 1, 1995. These options will expire in November 2004. None of these options were exercised during 1994, so 1,002,400 options to purchase shares of common stock were outstanding as of December 31, 1994.

In September 1995, the Company adopted a stock option plan that reserved a total of 2,400,000 shares of authorized, but unissued shares of common stock. Options under the plan may be granted to employees and/or parties who render services to the Company. The final date on which options can be granted is June 30, 1996. All options expire on June 30, 2001 if not previously exercised.


During 1995, 525,200 options were granted to employees under the stock option plan at an exercise price of $.625 per share. No options under the plan were exercised during 1995.



In addition, during September 1995, 440,000 stock options were granted to parties under various settlement agreements at an exercise price of $.625 per share. These options under the settlement agreements expire in September 2000. None of these options were exercised during the year ended December 31, 1995.



                                      (58)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 11 - LICENSE FEE INCOME

In January 1995, the company entered into a license agreement with Digital Sciences, Inc. to license the ED technology and services and received an initial license fee paid in the form of 250,000 shares of Digital Sciences, Inc. common stock. The shares received on February 27, 1995 had a trading price of $968,750 and a fair value of $629,688, reflecting a 35% discount from trading price, as the shares were not yet registered (the "Digital Stock"). The company recognized this stock receipt as income during 1995 as all the requirements of the company under the agreement were completed during the year. In addition, Digital Sciences, Inc. will pay a license fee based on a percentage of gross revenue derived from the use of the ED technology and services. The company did not receive any such license fees in 1995.


                                      (59)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 12 - LICENSE FEE EXPENSE

In 1994, as part of an agreement with NTN Communications, Inc. (NTN), the company incurred and expensed a license fee of $250,000. Of this fee, $200,000 was paid in 1994, with the remainder due on December 31, 1996. The initial term of the agreement expires December 13, 2001. Unless terminated, in accordance with the terms of the agreement, the agreement will be extended for a period of seven years. The company has a nonexclusive worldwide license to promote, market and develop an online computer service (service), which will be provided by NTN, for use with the company's product. The technology of the service provides two-way interactive computerized games that are broadcast to multiple locations, can be played by multiple participants at each location and allow the retrieval and processing of data entered by the participants. The company is required to pay usage royalties as defined in the agreement.


NOTE 13 - UNCERTAINTY - GOING CONCERN

The accompanying financial statements have been prepared assuming the company will continue as a going concern. The company cannot currently generate sufficient revenues and cash flow from operations to meet its business obligations. Therefore, future operations are predicated on raising additional capital in debt or equity markets. These factors raise substantial doubt about the company's ability to continue as a going concern. Any implementation of the commercialization of the electronic device is dependent upon obtaining additional financing as may be necessary to ultimately achieve a level of sales adequate to support the company's operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management is continuing its efforts to obtain additional funding from private and venture capital sources and, with its merger with GTCI (Note 2), from public sources so the company can meet its obligations and sustain future operations. See Note 14 for additional information.


                                      (60)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 14 - SUBSEQUENT EVENTS

AMIGA

In January 1996, the company finalized an agreement with Amiga Technologies GmbH (Amiga), a German company, for a nonexclusive, nontransferable license to the Amiga computer operating system technology. The initial term of the agreement expires December 26, 1998. Unless terminated, in accordance with the terms of the agreement, the agreement is to be renewable for subsequent three-year periods at the licensee's option. In January 1996, the company paid an initial royalty deposit of $450,000 to Amiga. The company is required to pay usage royalties as defined in the agreement.

In April 1996, the company signed a letter of understanding with Amiga and its parent, Escom AG, to acquire inventory and intellectual property, including patents and the Amiga computer operating system referred to above. The tentative acquisition price of the aforementioned assets was $40 million and was subject to normal due diligence and the completion of the transaction. Escom subsequently filed for bankruptcy in Germany.

On July 18, 1996, the company entered into a new agreement ("Amiga Agreement") to acquire certain assets of Amiga (the "Amiga Assets"). The Amiga Assets would be acquired by the company from the bankruptcy estate of Escom Beteiligungs GmbH (a former manufacturer and distributor of IBM compatible computers throughout Europe) (the "bankruptcy estate of Escom"). The purchase price for the Amiga Assets would be $20.0 million less certain administrative costs associated with releasing the inventory to the company, estimated to be approximately $1.3 million. The company intends to liquidate the inventory through distribution agreements. The primary purpose for which the company is seeking to enter into the agreement is to incorporate Amiga's patented technology as an integral component of the ED device. The purchase price would be payable in three installments, with the first installment being due 30 days after the company posts a bank guarantee for such payment, which guarantee was to be secured within 30 days of the Amiga Agreement. The first payment of $10.0 million was due approximately 60 days from the date of the Amiga Agreement, or on or about September 18, 1996, with additional payments of $5.0 million and $3.7 million to occur 60 and 90 days, respectively, after posting such bank guarantee.

The Amiga Assets are to be acquired by a newly formed Delaware corporation ("Acquisition Corp.") which was formed expressly for the contemplated transaction. The company intends to establish an operating entity in Switzerland, which will enter into a series of sales representation agreements with sales organizations located throughout the European community.

Prior to the company posting the bank guarantee for the purchase price, Amiga is obligated to continue its ongoing operations, including the sale of existing inventories. Any funds received


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

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

by Amiga from sales between July 18, 1996 and the date the company posts the bank guarantee will be deposited in a bank account which will be transferred to the company as part of the purchase of the Amiga assets. As of October 1, 1996, such sales totaled $645,814. Although the company currently is in negotiations with certain potential investors in an attempt to finance this transaction, the company has not obtained any commitments for financing. Pursuant to previous negotiations with the bankruptcy estate of Escom, the company received an extension from the earlier due date until October 14, 1996 to obtain the necessary financing. Although the time period to obtain financing has passed, the company currently is in active negotiations with the bankruptcy estate of Escom to gain an additional extension of time to secure the necessary financing. However, as of October 22, 1996, no extension had been obtained. There is no assurance the company will be able to obtain a further extension or the necessary financing to consummate the Amiga Agreement.

OTHER

In February 1996, the company raised $50,000 through the issuance of 20,000 shares of common stock. In addition, from March 1 through April 11, 1996, the company raised $1,000,000 through the issuance of 500,000 shares of common stock and $250,000 through the exercise of 400,000 options at a price of $.625 per share which were convertible into 400,000 shares.

On February 5, 1996, the stockholders and board of directors approved an increase in the number of authorized common shares from 25,000,000 to 50,000,000.


                                      (62)

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          Notes to Financial Statements

                  Years Ended December 31, 1995, 1994 and 1993

--------------------------------------------------------------------------------

NOTE 14 - SUBSEQUENT EVENTS (continued)

On March 22, 1996, the stockholders of Digital Sciences, Inc. (Notes 4 and 11) approved the acquisition of Digital Sciences, Inc. by Resource Finance Group Ltd. Digital Sciences, Inc. merged into DSI Acquisition Corp., a newly-formed, wholly owned subsidiary of Resource Finance Group Ltd. On April 1, 1996, Resource Finance Group Ltd. merged into Intelligent Decision Systems Inc., a wholly owned subsidiary of Resource Finance Group Ltd. Each Digital Sciences, Inc. common share was converted into one common share of Intelligent Decision Systems Inc. As of April 11, 1996, Intelligent Decision Systems Inc.'s common stock was traded on the OTC Bulletin Board at approximately $2.25 per share. The company's per share carrying value for these shares is $1.14 as of December 31, 1995, reflecting a 35% discount from its trading value, as the shares were not yet registered.


NOTE 15 - RELATED PARTY TRANSACTIONS

The Company made advances to stockholders of $127,532 and $57,908 during 1993 and 1995, respectively. These amounts, which were originally intended to be recovered, were forgiven during the years in which they were advanced and accounted for as compensation expense in 1993 and 1995.


NOTE 16 - RECLASSIFICATION

For comparability, the 1994 and 1993 financial statements reflect reclassifications where appropriate to conform to the financial statement presentation used in 1995.


                                      (63)

                                  SCHEDULE B-1

                                     VISCORP
                        (A DEVELOPMENT STAGE ENTERPRISE)

             Consolidated Other General and Administrative Expenses

                Years Ended December 31, 1995, 1994, and 1993 and
          Period from May 1, 1990 (Inception) through December 31, 1995
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                                      Period from
                                                                                      May 1, 1990
                                                                                      (Inception)
                                                                                        through
                                                                                      December 31,
                                            1995           1994           1993           1995
                                          --------       --------       --------       --------
 Salaries                                $ 224,391      $  72,427      $ 127,532      $ 501,456
 Payroll taxes                              10,887              -              -         14,225
 Equipment rental                                -          3,338              -            722
 Advertising                                     -            722         38,214         46,545
                                                               69


 Business plan                              39,141          2,500              -         41,641
 Accounting                                 59,811         46,920         14,050        136,256
 Automobile                                      -         14,159         12,829         37,773
 Depreciation and amortization               8,161          3,235         19,993         53,392


 Dues and subscriptions                          -          1,621          1,959          4,620
 Delivery                                        -          4,994              -          4,994
 Office                                     25,812          2,489          2,182         34,912
 Miscellaneous                              26,820         12,152         10,471         49,845


 Promotion                                  16,372         15,318         46,569         94,734
 Repair and maintenance                      1,344            131          1,312          4,875
 Rent and utilities                          8,610         15,969         17,653         67,231
 Bank charges                                  486            479          1,385          2,350


 Insurance                                  19,016          2,125              -         21,141
 Telephone                                  58,840         34,372         26,487        137,321
 Printing                                        -          5,406         14,534         20,229
 Bad debt                                        -              -              -         11,509


 Bad debts - Other                          25,000              -              -         25,000
 Directors' fee                             37,500          4,500              -         42,000
 Outside services                                -         98,522              -         98,522
                                         ----------     ----------     ----------   ------------

      Total (Exhibit B)                  $ 562,191      $ 341,448      $ 335,170    $ 1,451,293
                                         ----------     ----------     ----------   ------------
                                         ----------     ----------     ----------   ------------


      See independent auditor's report regarding supplemental information.


                                      (64)

                                   SIGNATURES


     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   VISCORP



                                   By:  /s/ Jerome Greenberg
                                      ------------------------------
March 10, 1997                    VisCorp, Chairman of the Board


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